As filed with the Securities and Exchange Commission on July 15, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COCA-COLA FEMSA, S.A.B. DE C.V. (Exact name of registrant as specified in its charter) Not Applicable (Translation of registrant’s name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	2086 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Guillermo González Camarena No. 600 Centro de Ciudad Santa Fé 01210 México, D.F. México Telephone: (5255) 5081-5100 (Address and telephone number of registrant’s principal executive offices)
Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 Telephone: (302) 738-6680 (Name, address and telephone number of agent for service)
Copies to: Jaime A. El Koury, Esq. Duane McLaughlin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Note	Offering Price	Fee(1)
4.625% Senior Notes Due 2020	US$ 500,000,000	100%	US$ 500,000,000	$35,650

(1)

The securities being registered are offered (i) in exchange for US$ 500,000,000 4.625% Senior Notes Due 2020 previously sold in transactions exempt from registration under the Securities Act of 1933, as amended, and (ii) upon certain resales of the notes by broker-dealers. The registration fee has been computed based on the face value of the notes, pursuant to Rule 457 under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated July 15, 2010

PRELIMINARY PROSPECTUS

Offer to Exchange
the following series of notes:
US$ 500,000,000 4.625% Senior Notes Due 2020
of
Coca-Cola FEMSA, S.A.B. de C.V.

Material Terms of the Exchange Offer

•   We are offering to exchange, commencing on                , 2010, the 4.625% Senior Notes Due 2020 we sold previously in private offerings in the United States (the “original notes”) (CUSIP Numbers – Restricted Global Notes:  191241AC2; Regulation S Global Notes:  P2861YAH5) for new registered exchange notes due 2020 (the “exchange notes”).

•   The terms of the exchange notes are identical to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes.

•   We will exchange all original notes that are validly tendered and not validly withdrawn.

•   The exchange offer will expire at 5:00 p.m., New York City time, on                , 2010 unless we extend it.

•   You may withdraw tenders of original notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

•   We will not receive any proceeds from the exchange offer.

•   We will pay the expenses of the exchange offer.

•   No dealer-manager is being used in connection with the exchange offer.

•   The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

See “Risk Factors” beginning on page 15 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER TO EXCHANGE WILL BE NOTIFIED TO THE CNBV FOR INFORMATION PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE EXCHANGE NOTES OR OUR SOLVENCY.  THE EXCHANGE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXEMPTION UNDER THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE EXCHANGE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

The date of this prospectus is                      , 2010

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ABOUT THIS PROSPECTUS

Application has been made to admit the exchange notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market.  However, even if admission to listing is obtained, we will not be required to maintain it. The original notes are currently admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.

You should rely only on the information contained or incorporated in this prospectus.  No person has been authorized to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to exchange the exchange notes for original notes in any jurisdiction where the offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The terms “Coca-Cola FEMSA,” “our company,” “we,” “us” and “our” are used in this prospectus to refer to Coca-Cola FEMSA, S.A.B. de C.V. and, except where the context otherwise requires, its subsidiaries on a consolidated basis.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents:

•         our annual report on Form 20‑F for the year ended December 31, 2009, filed with the SEC on June 10, 2010 (SEC File No. 001-12260), which we refer to as the “2009 Form 20-F”;

•         our report relating to our unaudited results for the three months ended March 31, 2010, furnished to the SEC on Form 6-K on July 15, 2010;

•         any future annual reports on Form 20‑F filed with the SEC after the date of this prospectus and prior to the termination of the exchange offer; and

•         any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the exchange offer that are identified in such reports as being incorporated by reference in this prospectus.

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Guillermo González Camarena No. 600, Centro de Ciudad Santa Fé, 01210 México, D.F., México, Attention:  Investor Relations, telephone (5255) 5081-5120 or the information agent at the address or telephone number set forth under the caption “The Exchange Offer—Information Agent.”  To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision and in no case later than five business days before the expiration date of the exchange offer.

Copies of these documents will also be made available free of charge by contacting The Bank of New York Mellon (Luxembourg) S.A., our Luxembourg listing agent, at its office at Vertigo Building—Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg, as long as any of the exchange notes are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, and the rules of such stock exchange so require.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for the exchange notes, including exhibits, that we have filed with the Securities and Exchange Commission, or the “SEC,” on Form F-4 under the Securities Act of 1933, as amended, or the “Securities Act.” This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. As a foreign private issuer, we and our shareholders are exempt from some of the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act”, including the proxy solicitation rules, the rules regarding the furnishing of annual reports and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our shares.  You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F

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Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our website at www.coca-colafemsa.com. We are not, however, incorporating by reference in this prospectus any other reports, information or materials filed with the SEC or any other material from our website or any other source, except as specifically stated in this prospectus.  The reference above to our website is an inactive textual reference to the uniform resource locator (URL) and is for your reference only.

We have agreed that with respect to the exchange and original notes, if, in the future, we are not required to file information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee copies of the audited annual financial statements within 120 days after the end of our fiscal year and copies of the unaudited quarterly financial statements within 60 days of the end of each of the first three fiscal quarters of each year.

ELECTRONIC Delivery of Documents

We are delivering copies of this prospectus and other documents related to the exchange offer in electronic form through the facilities of The Depository Trust Company (“DTC”).  You may obtain paper copies of the prospectus and such other documents by contacting the information agent or the Luxembourg listing agent at their respective addresses specified on the inside back cover of this prospectus.  By participating in the exchange offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

ENFORCEABILITY OF CIVIL LIABILITIES

Coca-Cola FEMSA, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable (publicly listed variable capital stock corporation) organized under the laws of Mexico.  In addition, most of our directors, officers and controlling persons reside outside the United States, and all or a substantial portion of our assets and the assets of our directors, officers and controlling persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws.  The enforceability against our directors, officers and controlling persons in Mexico in actions for enforcement of judgments of U.S. courts, and liabilities predicated solely upon the U.S. federal securities laws will be subject to certain requirements provided for in the Mexican Federal Civil Procedure Code and any applicable treaties.  Some of the requirements may include personal service of process and that the judgments of U.S. courts are not against Mexican public policy.

FORWARD-LOOKING STATEMENTS

This prospectus contains words such as “believe,” “expect,” “anticipate” and similar expressions that identify forward-looking statements.  Use of these words reflects our views about future events and financial performance.  Actual results could differ materially from those projected in these forward-looking statements as a result of various factors that may be beyond our control, including, without limitation, effects on our company from changes in our relationship with The Coca-Cola Company, movements in the prices of raw materials, competition, significant developments in economic or political conditions in Latin America or changes in our regulatory environment.  Accordingly, we caution readers not to place undue reliance on these forward-looking statements.  In any event, these statements speak only as of their respective dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

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PRESENTATION OF FINANCIAL INFORMATION

Our 2009 Form 20-F, which is incorporated by reference in this prospectus, contains our audited consolidated balance sheets as of December 31, 2009 and 2008 and the related consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2009, 2008 and 2007, the consolidated statements of cash flows for the years ended December 31, 2009 and 2008 and consolidated statement of changes in financial position for the year ended December 31, 2007.

Our consolidated financial statements and other financial information are prepared in accordance with Mexican Financial Reporting Standards, which we sometimes refer to as Mexican FRS.  Mexican FRS differ in certain significant respects from generally accepted accounting principles in the United States, or “U.S. GAAP.”  Notes 26 and 27 to our consolidated financial statements included in our 2009 Form 20-F, incorporated by reference in this prospectus, provide a description of the principal differences between Mexican FRS, and U.S. GAAP as they relate to us, together with reconciliation to U.S. GAAP of net income and shareholders’ equity.

The incorporation by reference of our 2009 Form 20-F in this prospectus should not be understood to mean that any statements contained in our 2009 Form 20-F are true or complete as of any date subsequent to June 10, 2010.  For developments subsequent to June 10, 2010, you should rely exclusively on the information contained in this prospectus.

Through December 31, 2007, Mexican FRS required us to recognize effects of inflation in our financial statements and reexpress financial statements from prior periods in constant pesos as of the end of the most recent period presented.  For periods beginning in 2008, we adopted Norma de Información Financiera (NIF) B-10 “Effects of Inflation” under Mexican FRS.  Under this rule, the previous inflation accounting rules requiring us to reexpress prior years to reflect the impact of current period inflation no longer apply, unless the economic environment in which we operate qualifies as inflationary pursuant to Mexican FRS.  An economic environment is inflationary if the cumulative inflation equals or exceeds an aggregate of 26% over the preceding three consecutive years.  As a result, we ceased to recognize the effects of inflation on our financial information for our subsidiaries in Mexico, Guatemala, Panama, Colombia and Brazil.  For the rest of our subsidiaries in Argentina, Venezuela, Costa Rica and Nicaragua, we continue applying inflationary accounting.

The three year cumulative inflation rate for Venezuela was 87.5% for the period 2006 through 2008. The three year cumulative inflation rate for Venezuela was 101.6% as of December 31, 2009.  Accordingly, the Company anticipates that Venezuela will be accounted for as a hyper-inflationary economy for U.S. GAAP purposes beginning January 1, 2010.

Pursuant to Mexican FRS, the financial information for the years ended December 31, 2009 and 2008 presented in this prospectus and our audited consolidated financial statements included in our 2009 Form 20-F, have been presented in nominal terms that has been presented in Mexican pesos, taking into account local inflation of each inflationary economic environment and converting from local currency to Mexican pesos using the official exchange rate at the end of the period published by the local central bank of each country categorized as an inflationary economic environment.  For each non-inflationary economic environment, local currency is converted to Mexican pesos using the year-end exchange rate for assets and liabilities, the historical exchange rate for shareholders’ equity and the average exchange rate for the income statement.  Our financial information for 2007 is expressed in constant pesos as of December 31, 2007.

Pursuant to Mexican FRS, in our consolidated financial statements included in our 2009 Form 20-F and the selected financial information set forth below:

•         In inflationary economic environments, the figures are restated for inflation based on the local consumer price index.

•         In inflationary economic environments, gains and losses in purchasing power from holding monetary liabilities or assets are recognized in the “Comprehensive financing result” line in the income statement.

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•         Financial statements for 2009 and 2008 are stated in nominal Mexican pesos and figures for 2007 are stated in constant Mexican pesos as of the end of 2007.

•         Beginning in 2008, as a result of discontinuing inflationary accounting for subsidiaries that operate in non-inflationary economic environments, the financial statements are no longer considered to be presented in a reporting currency that comprehensively includes the effects of price level changes; therefore, the inflationary effects of inflationary economic environments arising in 2008 and 2009 result in a difference to be reconciled for U.S. GAAP purposes.  For the year ended December 31, 2007, the effects of inflation accounting under Mexican FRS have not been reversed in the reconciliation to U.S. GAAP of net income and shareholders’ equity.  See notes 26 and 27 to our consolidated financial statements included in our 2009 Form 20-F.

Our non-Mexican subsidiaries maintain their accounting records in the currency and in accordance with accounting principles generally accepted in the country where they are located.  For presentation in our consolidated financial statements, we adjust these accounting records into Mexican FRS and reported in Mexican pesos under these standards.

This prospectus contains translations of certain Mexican peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated.  Unless otherwise indicated, such U.S. dollar amounts have been translated from Mexican pesos at an exchange rate of Ps. 13.0576 to US$ 1.00, the exchange rate for Mexican pesos on December 31, 2009, according to the U.S. Federal Reserve Board.  On July 9, 2010, this exchange rate was Ps. 12.7823 to US$ 1.00.

References in this prospectus to “U.S. dollars” or “US$” are to the lawful currency of the United States of America.  References in this prospectus to “Mexican pesos,” “pesos” or “Ps.” are to the lawful currency of Mexico.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the documents incorporated by reference, including the risk factors and financial statements.

Our Business

We are the largest bottler of Coca-Cola trademark beverages in Latin America, and the second largest in the world, calculated in each case by sales volume in 2009.  Based on sales volume, we represent approximately 10% of The Coca-Cola Company’s worldwide volume and approximately 35% of its volume in Latin America.  We are the largest Coca-Cola bottler in Mexico, representing approximately 40% of sales of Coca-Cola trademark beverages in the country.

Over the past five years, our business portfolio has changed significantly from a Mexican-centric approach to a company with operations in nine countries across Latin America.  We have built a strong, balanced, multinational company, and in the process we have evolved from being a volume-driven organization to a revenue-growth focused company, supported by the business model we share with our partner, The Coca-Cola Company, and our advanced revenue-management and multi-segmentation strategies.

Our company has a large geographic footprint in Latin America.  While our corporate headquarters are in Mexico City, we have established divisional headquarters in the following three regions:

•         Mexico — headquarters in Mexico City, covering a substantial portion of central Mexico (including Mexico City and the states of Michoacán, and Guanajuato) and southeast Mexico (including the states of Veracruz, Puebla, Oaxaca, Tabasco and Chiapas).  Mexico accounted for 50.5% and 35.8% of volume and revenues, respectively, in 2009.

•         Latincentro — headquarters in San José, Costa Rica, covering territories in Guatemala (Guatemala City and surrounding areas), Nicaragua (nationwide), Costa Rica (nationwide), Panama (nationwide), Colombia (most of the country) and Venezuela (nationwide).  Our Latincentro division accounted for 24.4% and 37.4% of volume and revenues, respectively, in 2009.

•         Mercosur — headquarters in São Paulo, Brazil, covering territories in Brazil (the area of greater São Paulo, Campinas, Santos, the state of Mato Grosso do Sul, part of the state of Minas Gerais and part of the state of Goiás) and Argentina (Buenos Aires and surrounding areas).  Our Mercosur division accounted for 25.1% and 26.8% of volume and revenues, respectively, in 2009.

Our geographic footprint allows us to cover a combined population of approximately 200 million people through more than 1.5 million retailers that we serve frequently.  We benefit from economies of scale from operating in the largest and most densely populated cities of Latin America.  By using our know-how and capabilities at the point of sale, we believe that we have been able to increase annual per capita consumption of sparkling beverages (as defined below) in the territories in which we operate from 208 eight-ounce servings in 2004 to 238 eight-ounce servings for the year ended December 31, 2009, based on our own estimates.  We believe there is market potential to continue to increase per capita consumption even in territories with high sparkling beverage consumption.

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The following map shows our territories, giving estimates in each case of the population to which we offer products, the number of retailers of our beverages and the per capita consumption of our sparkling beverages as of December 31, 2009:

Our Products

We produce, market and distribute Coca-Cola trademark beverages and brands licensed from Fomento Económico Mexicano, S.A.B. de C.V., or “FEMSA,” a Mexican holding company with interests in the beverages sector and related business.  The Coca-Cola trademark beverages include:  sparkling beverages (colas and other nonalcoholic flavored carbonated beverages), waters (non-flavored waters, whether or not carbonated) and still beverages (juice drinks, teas, isotonics and other nonalcoholic non-carbonated beverages).

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Our ability to expand our product portfolio with different beverage categories – from juices and nectars to orangeades and vitamin water – and reinforce our existing categories with new products such as isotonics and energy drinks has helped us to become the most integrated beverage player in the industry, considered number one in the sparkling and still beverages category in terms of sales volume in our territories.  Our proven capacity to proactively develop and manage an increasingly complex multi-category portfolio of beverages highlights our organization’s flexibility to adapt to our markets’ and our consumers’ evolving needs.

The following chart shows our sales volume per category and country for the year ended December 31, 2009:

Volume information for the Year Ended December 31, 2009

	Sparkling	Water(1)	Bulk Water(2)	Still(3)	Total
	(millions of unit cases)
Mexico	900.8	50.8	212.8	62.8	1,227.2
Central America	118.6	5.6	0.4	11.2	135.8
Colombia	173.2	20.9	20.8	17.3	232.2
Venezuela	206.5	10.3	2.6	5.8	225.2
Latincentro	498.3	36.8	23.8	34.3	593.2
Brazil	389.4	21.2	1.5	12.0	424.1
Argentina	170.3	1.6	0.7	11.5	184.1
Mercosur	559.7	22.8	2.2	23.4	608.2
Total	1,958.9	110.4	238.8	120.5	2.428.6

    ______________________________

      (1) Excludes water presentations larger than 5.0 liters.

      (2) Bulk water refers to still bottled water in 5.0, 19.0 and 20.0 liter packaging presentations.

      (3) Still beverages include flavored water.

Out of the more than 100 brands and line extensions of beverages that we sell and distribute, our most important brand, Coca-Cola, together with its line extensions, Coca-Cola light, Coca-Cola Zero and Coca-Cola light caffeine free, accounted for 61.4% of total sales volume in 2009.  Our next largest brands, Ciel (a water brand from Mexico), Fanta (and its line extensions), Sprite (and its line extensions), ValleFrut and Hit, accounted for 10.5%, 5.8%, 2.6%, 1.5% and 1.3%, respectively, of total sales volume in 2009.

The cooperation framework with our partner, The Coca-Cola Company, for still beverages, has generated an important avenue of growth for this category and has increased our position in Latin America’s fast-growing, underdeveloped juice-based beverage market.  The products from the Jugos del Valle line of business accounted for 3.1% of total sales volume in 2009 compared to 1.3% in the same period in 2008.  (We started to distribute Jugos del Valle brand juice-based beverages in our Mexican operations in February 2008 and gradually incorporated Jugos del Valle’s juice-based products into some of our operations in the Latincentro and Mercosur divisions during the year.)  Through this joint operation with The Coca-Cola Company and other Mexican bottlers, we not only built a strong position in Mexico’s juice-based beverage market in a very short period of time, but also opened up new avenues of growth through the sale of innovative products across the still beverage category in Latin America.  In 2009 our still beverages portfolio, including water in single-serve presentations, accounted for approximately 9.5% of our total sales volume.

Business Strategy

Our goal is to maximize growth and profitability to create value for our shareholders.  Our efforts to achieve this goal are based on:  (1) implementing multi-segmentation strategies in our major markets to target distinct market clusters divided by consumption occasion, competitive intensity and socioeconomic levels; (2) implementing well-planned product, packaging and pricing strategies through different distribution channels; (3) driving product innovation along our different product categories and (4) achieving operational efficiencies throughout our company.  To achieve these goals, we intend to continue to focus our efforts on, among other initiatives, the following:

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•         working with The Coca-Cola Company to develop a business model to continue exploring and participating in new lines of beverages, extending existing product lines and effectively advertising and marketing our products;

•         developing and expanding our still beverage portfolio through strategic acquisitions and by entering into agreements to jointly acquire companies with The Coca-Cola Company;

•         expanding our bottled water strategy, in conjunction with The Coca-Cola Company through innovation and selective acquisitions to maximize its profitability across our market territories;

•         strengthening our selling capabilities and go-to-market strategies, including pre-sale, conventional selling and hybrid routes, in order to get closer to our clients and help them satisfy the beverage needs of consumers;

•         implementing selective packaging strategies designed to increase consumer demand for our products and to build a strong returnable base for the Coca-Cola brand;

•         replicating our best practices throughout the value chain;

•         rationalizing and adapting our organizational and asset structure in order to be in a better position to respond to a changing competitive environment;

•         committing to building a multi-cultural collaborative team, from top to bottom; and

•         broadening our geographical footprint through organic growth and strategic acquisitions.

We seek to increase per capita consumption of our products in the territories in which we operate.  To that end, our marketing teams continuously develop sales strategies tailored to the different characteristics of our various territories and distribution channels.  We continue to develop our product portfolio to better meet market demand and maintain our overall profitability.  To stimulate and respond to consumer demand, we continue to introduce new products and new presentations.  In addition, because we view our relationship with The Coca-Cola Company as integral to our business, we use market information systems and strategies developed with The Coca-Cola Company to improve our business and marketing strategies.

We also continuously seek to increase productivity in our facilities through infrastructure and process reengineering for improved asset utilization.  Our capital expenditure program includes investments in production and distribution facilities, bottles, cases, coolers and information systems.  We believe that this program will allow us to maintain our capacity and flexibility to innovate and to respond to consumer demand for our products.

Finally, we focus on management quality as a key element of our growth strategy and remain committed to fostering the development of quality management at all levels.  Both FEMSA and The Coca-Cola Company provide us with managerial experience.  To build upon these skills, we also offer management training programs designed to enhance our executives’ abilities and to provide a forum for exchanging experiences, know-how and talent among an increasing number of multinational executives from our new and existing territories.

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Our Ownership Structure

As of December 31, 2009, FEMSA indirectly owned Series A Shares equal to 53.7% of our capital stock (63% of our capital stock with full voting rights) and The Coca-Cola Company indirectly owned Series D Shares equal to 31.6% of the capital stock of our company (37% of our capital stock with full voting rights).  Series L Shares with limited voting rights, which trade on the Mexican Stock Exchange and in the form of ADSs on the New York Stock Exchange, constitute the remaining 14.7% of our capital stock.

Coca-Cola FEMSA, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable (publicly listed variable capital stock corporation) organized under the laws of Mexico with its principal executive offices at Guillermo González Camarena No. 600, Col. Centro de Ciudad Santa Fé, Delegación Álvaro Obregón, 01210 México, D.F., México.  Our telephone number at this location is (52-55) 5081-5100.  Our website is www.coca-colafemsa.com.

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Summary of the Exchange Offer

Background.

On February 5, 2010, we completed the private offering in the United States of US$ 500,000,000 aggregate principal amount of our 4.625% Senior Notes Due 2020. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange the original notes for exchange notes evidencing the same indebtedness and with substantially similar terms.  The exchange offer is intended to satisfy our obligations under the registration rights agreement.  If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the original notes.  You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the exchange notes.

The exchange offer

We are offering to exchange up to US$ 500,000,000 aggregate principal amount of our 4.625% Senior Notes Due 2020 that have been registered under the Securities Act for our 4.625% Senior Notes Due 2020 that were issued on February 5, 2010.

Resales of exchange notes

We believe that the exchange notes may be offered for resale, resold or otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you acquire the exchange notes in the ordinary course of business; and
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If any of the foregoing is not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act and without an exemption of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

If you are a broker-dealer and receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. We will make this prospectus available to broker-dealers for use in resale for 120 days after the expiration of the exchange offer.

Procedure for tendering the original notes

If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your original notes must follow the procedures described under “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

To participate in the exchange offer, you must follow the automated tender offer program, or “ATOP,” procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your notes; and
• you agree to be bound by the terms of the letter of transmittal.

For more details, please read “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering.” Any holder electing to have original notes exchanged pursuant to this exchange offer must properly tender their original notes prior to the 5:00 p.m. New York City time on the expiration date. All original notes validly tendered and not properly withdrawn will be accepted for exchange.

Consequences of failure to exchange	If we complete the exchange offer and you do not participate in it, your tendered notes are not accepted, or you effectively withdraw your tender, then:
• your original notes will continue to be subject to the existing restrictions upon their transfer;
• we will have no further obligation to provide for the registration under the Securities Act of those original notes except under certain limited circumstances;
• the liquidity of the market for your original notes could be adversely affected; and
• your original notes will not retain any rights under the registration rights agreement
Expiration date.

This exchange offer will remain open for at least 20 full business days (as defined by Exchange Act Rule 14d-1(g)(3)) and will expire at 5:00 p.m., New York City time, on                      , 2010, or such later date and time to which we extend it (the “expiration date”).

Withdrawal of tenders

You may withdraw your tender of original notes at any time prior to the expiration date.  To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer.  Please read “The Exchange Offer—Withdrawal of Tenders.”

Conditions	The exchange offer is subject to certain customary conditions. See “The Exchange Offer—Conditions.”
Certain income tax considerations.	This exchange of the original notes will not be a taxable exchange for U.S. federal income tax purposes.
Use of proceeds.	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.
Exchange agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer.
Information agent	D.F. King & Co., Inc. is serving as information agent in connection with the exchange offer.
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Summary of the Exchange Notes

The exchange notes have the same financial terms and covenants as the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Exchange Notes.”

Issuer	Coca-Cola FEMSA, S.A.B. de C.V.
Notes Offered.	US$ 500,000,000 aggregate principal amount of 4.625% senior notes due 2020.
Stated Maturity	February 15, 2020.
Interest Rate.	The exchange notes will bear interest at the rate of 4.625% per annum from February 5, 2010. Interest on the exchange notes will be based upon a 360-day year consisting of twelve 30-day months.
Interest Payment Dates	Interest on the exchange notes will be payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2010.
Ranking.	The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.
Payments of Additional Amounts.

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”  We will pay additional amounts in respect of those payments of interest so that the amount holders receive after withholding tax will equal the amount that they would have received if no such withholding tax had been applicable, subject to limitations and exceptions as described under “Description of Exchange Notes—Payments of Additional Amounts.”

Optional Redemption.

We may redeem the exchange notes, in whole or in part, at any time by paying the greater of (1) 100% of the principal amount of the exchange notes to be redeemed and (2) a “make-whole” amount, plus in each case accrued and unpaid interest to the redemption date, as described under “Description of Exchange Notes—Optional Redemption.”

Redemption for Taxation Reasons.

We may redeem the exchange notes, in whole but not in part, at any time at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if, as a result of certain changes in tax laws applicable to payments under the exchange notes, there is an increase in the additional amounts the Company is obligated to pay under the exchange notes.  See “Description of Exchange Notes—Optional Redemption.”

Covenants

The indenture governing the exchange notes contains certain covenants applicable to our company and certain of our subsidiaries, including:

•       limitation on liens;

•       limitation on sale and leaseback transactions; and

•       merger, consolidation or sale of assets.

These covenants are subject to significant qualifications and exceptions.  See “Description of Exchange Notes—Covenants.”

Further Issues.

We may, from time to time without the consent of holders of the exchange notes, issue additional notes on the same terms and conditions as the exchange notes, which additional exchange notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the exchange notes offered hereby.

Form and Denomination.	The exchange notes will be issued only in fully registered book-entry form without coupons and in denominations of US$ 100,000 and integral multiples of US$ 1,000 in excess thereof.
Governing Law	State of New York.
Listing

Application has been made to admit the exchange notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market. However, even if listing is obtained, we will not be required to maintain it.  There can be no assurance that the exchange notes will be approved for listing on the Official List of the Luxembourg Stock Exchange and to trade on the Euro MTF market.

Trustee, Security Registrar, Principal Paying Agent and Transfer Agent	The Bank of New York Mellon
Luxembourg paying agent, transfer agent and listing agent.	The Bank of New York Mellon (Luxembourg) S.A.
Risk Factors .	See “Risk Factors” beginning on page 15.
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Summary Consolidated Financial Data

The following table presents summary financial information of our company as of and for each of the periods indicated.  This information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements, including the notes thereto contained in our 2009 Form 20-F, incorporated by reference in this prospectus.  The following data for each of the years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from our audited consolidated year-end financial statements.  The summary financial information contained in this prospectus is presented on a consolidated basis and is not necessarily indicative of our financial position or results of operations at or for any future date or period.

Beginning on January 1, 2008, we were no longer required by Mexican FRS to recognize the effects of inflation in our financial statements for those subsidiaries that operate in non-inflationary economic environments.  However, we continue to recognize the effects of inflation in the financial information of our subsidiaries that operate in inflationary economic environments.  Accordingly, our financial information through December 31, 2007 is stated in Mexican pesos with purchasing power as of December 31, 2007.  The financial information as of and for the years ended December 31, 2008 and 2009 is not directly comparable to prior periods due to the recognition of inflation effects in financial information in prior periods.

The exchange rate used in translating pesos into U.S. dollars solely for the convenience of the reader included in the following charts is determined by reference to the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the U.S. Federal Reserve Board of Mexican pesos on December 31, 2009, which was Ps. 13.0576 to US$ 1.00.  The exchange rate translations contained in this prospectus should not be construed as representations that the peso amounts actually represent the U.S. dollar amounts presented or that they could be converted into U.S. dollars at the rate indicated.

Our year-end financial statements in our 2009 Form 20-F have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP.  Note 26 to our year-end financial statements provides a description of the relevant differences between Mexican FRS and U.S. GAAP as they relate to us, and note 27 provides a reconciliation to U.S. GAAP of net income and other items for the years ended December 31, 2009, 2008, and 2007 and shareholders’ equity at December 31, 2008 and 2009.

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	Year Ended December 31,
	2009(1)	2009	2008(2)	2007	2006	2005
	(2009 and 2008 in millions of Mexican pesos or millions of U.S. dollars; previous years in millions of constant Mexican pesos as of December 31, 2007, except share and per share data)

Income Statement Data:
Mexican FRS
Total revenues	US$ 7,870	Ps. 102,767	Ps. 82,976	Ps. 69,251	Ps. 64,046	Ps. 59,642
Cost of goods sold	4,209	54,952	43,895	35,876	33,740	30,553
Gross profit	3,661	47,815	39,081	33,375	30,306	29,089
Operating expenses	2,449	31,980	25,386	21,889	20,013	19,074
Income from operations	1,212	15,835	13,695	11,486	10,293	10,015
Comprehensive financing result	104	1,373	3,552	345	1,195	1,590
Other expenses, net	111	1,449	1,831	702	1,046	705
Income taxes	310	4,043	2,486	3,336	2,555	2,698
Net income	687	8,970	5,826	7,103	5,497	5,022
Net controlling income	653	8,523	5,598	6,908	5,292	4,895
Net non-controlling income	34	446	228	195	205	127
Basic and diluted, net income per share(3)	0.35	4.62	3.03	3.74	2.86	2.60

U.S. GAAP
Total revenues	US$ 7,688	Ps. 100,393	Ps. 81,099	Ps. 69,131	Ps. 59,940	Ps. 54,196
Cost of goods sold	4,161	54,335	43,490	36,118	31,426	27,789
Gross profit	3,527	46,058	37,609	33,013	28,514	26,407
Operating expenses	2,439	31,843	25,567	22,279	19,773	17,658
Income from operations	1,089	14,215	12,042	10,734	8,741	8,749
Comprehensive financing result	134	1,752	3,917	278	1,142	1,255
Other expenses, net	17	226	440	241	(124)	98
Income taxes	270	3,525	1,987	3,272	2,420	2,467
Net income(4)	678	8,853	5,802	6,953	5,280	4,937
Net controlling income	644	8,407	5,571	6,765	5,104	4,809
Net non-controlling income	34	446	231	188	176	128
Basic and diluted net income per share(3)	0.35	4.55	3.02	3.66	2.76	2.60

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Balance Sheet Data:
Mexican FRS
Cash, cash equivalents and marketable securities	US$ 746	Ps. 9,740	Ps. 6,192	Ps. 7,542	Ps. 4,641	Ps. 2,037
Other current assets	1,064	13,899	11,800	9,919	7,301	6,224
Property, plant and equipment, net	2,393	31,242	28,236	23,709	23,362	23,196
Intangible assets, net	3,898	50,898	47,453	42,458	41,064	40,701
Other assets, net	374	4,882	4,277	3,550	3,497	3,005
Total assets	8,475	110,661	97,958	87,178	80,427	76,214
Short-term bank loans and notes payable	416	5,427	6,119	4,814	3,419	4,988
Other current liabilities	1,380	18,021	15,214	11,496	9,904	9,216
Long-term bank loans and notes payable	804	10,498	12,455	14,102	16,799	16,952
Other long-term liabilities	631	8,243	6,554	5,985	5,850	5,730
Total liabilities	3,231	42,189	40,342	36,397	35,972	36,886
Shareholders’ equity	5,244	68,472	57,616	50,781	44,454	39,329
Capital stock	239	3,116	3,116	3,116	3,116	3,116
Non-controlling interest in consolidated subsidiaries	176	2,296	1,703	1,641	1,475	1,299
Controlling interest	5,068	66,176	55,913	49,140	42,979	38,030
U.S. GAAP
Cash, cash equivalents and marketable securities	US$ 746	Ps. 9,740	Ps. 6,192	Ps. 7,542	Ps. 5,074	Ps. 2,674
Other current assets	1,144	14,936	12,493	10,523	6,868	5,587
Property, plant and equipment, net	2,285	29,835	28,045	23,044	21,258	20,645
Intangible assets, net	3,778	49,336	46,580	42,458	41,088	40,685
Other assets, net	351	4,582	4,663	5,015	4,266	3,583
Total assets	8,304	108,429	97,973	88,582	78,554	73,174
Short-term bank loans and notes payable	416	5,427	6,119	4,814	3,289	4,780
Other current liabilities	1,381	18,033	15,226	11,430	9,329	8,283
Long-term bank loans and notes payable	804	10,497	12,455	14,102	16,789	16,921
Other long-term liabilities	646	8,435	7,705	7,111	6,117	5,715
Total liabilities	3,247	42,392	41,505	37,457	35,524	35,699
Equity(4)	5,057	66,037	56,468	51,125	43,030	37,475
Non-controlling interest in consolidated subsidiaries	179	2,333	1,707	1,653	1,260	1,036
Controlling interest	4,879	63,704	54,761	49,472	41,770	36,439
Capital stock	239	3,116	3,116	3,116	3,116	3,116

Other Data:
Mexican FRS
Depreciation(5)(6)	US$ 266	Ps. 3,472	Ps. 3,022	Ps. 2,586	Ps. 2,625	Ps. 2,476
Capital expenditures(7)	481	6,282	4,802	3,682	2,863	2,516

U.S. GAAP
Depreciation(5)(6)(8)	US$ 283	Ps. 3,696	Ps. 3,151	Ps. 2,717	Ps. 2,483	Ps. 2,261

      ______________________

      (1)     Translation to U.S. dollar amounts at an exchange rate of Ps. 13.0576 to US$ 1.00 solely for the convenience of the reader

      (2)     Includes results from the operations of REMIL as of June 1, 2008.  See “Item 4—Information on the Company—The Company—Corporate History” in our 2009 Form 20-F

      (3)     Computed on the basis of 1,846.5 million shares outstanding

      (4)     Certain figures for years prior to 2009 have been reclassified for comparison purposes to 2009 figures.  See note 26(k) to our audited consolidated financial statements included in our 2009 Form 20-F.

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(5)     Excludes estimated breakage of bottles and cases and amortization of other assets.  See the consolidated statement of cash flows for 2009 and 2008 and the consolidated statement of changes in financial position for 2007 included in our consolidated financial statements.

(6)     Includes depreciation of coolers reclassified to property, plant and equipment during 2009.  Figures for previous years have been restated for comparison purposes.

(7)     Includes investments in property, plant and equipment, and deferred charges, net of the book value of disposed assets.

(8)     Expressed in historical Mexican pesos.

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RISK FACTORS

We have set forth below risk factors that relate to us and specifically to the exchange notes and the exchange offer.  We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference.  You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to Our Company

Our business depends on our relationship with The Coca-Cola Company, and changes in this relationship may adversely affect our results of operations and financial condition.

Approximately 99% of our sales volume in 2009 was derived from sales of Coca-Cola trademark beverages.  We produce, market and distribute Coca-Cola trademark beverages through standard bottler agreements in certain territories in Mexico and Latin America, which we refer to as “our territories.”  See “Item 4. Information on the Company—The Company—Our Territories” in our 2009 Form 20-F.  Through its rights under our bottler agreements and as a large shareholder, The Coca-Cola Company has the right to participate in the process utilized for the making of important decisions of our business.

The Coca-Cola Company may unilaterally set the price for its concentrate.  In addition, under our bottler agreements, we are prohibited from bottling or distributing any other beverages without The Coca-Cola Company’s authorization or consent, and we may not transfer control of the bottler rights of any of our territories without the consent of The Coca-Cola Company.

The Coca-Cola Company also makes significant contributions to our marketing expenses, although it is not required to contribute a particular amount.  Accordingly, The Coca-Cola Company may discontinue or reduce such contributions at any time.

We depend on The Coca-Cola Company to renew our bottler agreements.  In Mexico, we have four bottler agreements; the agreements for two territories expire in June 2013 and the agreements for the other two territories expire in May 2015.  Our bottler agreements with The Coca-Cola Company will expire for our other territories in the following countries:  Argentina in September 2014; Brazil in April 2014; Colombia in June 2014; Venezuela in August 2016; Guatemala in March 2015; Costa Rica in September 2017; Nicaragua in May 2016; and Panama in November 2014.  All of our bottler agreements are automatically renewable for ten-year terms, subject to the right of either party to give prior notice that it does not wish to renew a specific agreement.  In addition, these agreements generally may be terminated in the case of material breach.  See “Item 4. Information on the Company—Bottler Agreements” in our 2009 Form 20-F.  Termination would prevent us from selling Coca-Cola trademark beverages in the affected territory and would have an adverse effect on our business, financial conditions, results of operations and prospects.

The Coca-Cola Company and FEMSA have substantial influence on the conduct of our business, which may result in us taking actions contrary to the interests of our holders of the notes.

The Coca-Cola Company and FEMSA have substantial influence on the conduct of our business.  Currently, The Coca-Cola Company indirectly owns 31.6% of our outstanding capital stock, representing 37.0% of our capital stock with full voting rights.  The Coca-Cola Company is entitled to appoint four of our 18 directors and the vote of at least two of them is required to approve certain actions by our board of directors.  FEMSA indirectly owns 53.7% of our outstanding capital stock, representing 63.0% of our capital stock with full voting rights.  FEMSA is entitled to appoint 11 of our 18 directors and all of our executive officers.  The Coca-Cola Company and FEMSA together, or only FEMSA in certain circumstances, have the power to determine the outcome of all actions requiring approval by our board of directors, and FEMSA and The Coca-Cola Company together, or only FEMSA in certain circumstances, have the power to determine the outcome of all actions requiring approval of our shareholders.  See “Item 7.  Major Shareholders and Related Party Transactions—Major Shareholders—The Shareholders Agreement” in our 2009 Form 20-F.  The interests of The Coca-Cola Company and FEMSA may be different from the interests of the holders of the notes, which may result in us taking actions contrary to the interests of such holders.

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We have significant transactions with affiliates, particularly The Coca-Cola Company and FEMSA, which may create the potential for conflicts of interest and could result in less favorable terms to us.

We engage in transactions with subsidiaries of both The Coca-Cola Company and FEMSA.  Our main transactions with FEMSA include supply agreements under which we purchase certain supplies and equipment, a service agreement under which a FEMSA subsidiary transports finished products from our production facilities to distribution facilities in Mexico, sales of finished products to Oxxo, a Mexican convenience store chain owned by FEMSA, a service agreement under which a FEMSA subsidiary provides administrative services to us, and sales and distribution agreements with Cervejarias Kaiser Brasil S.A., or Cervejarias Kaiser, a Brazilian subsidiary of FEMSA Cerveza, S.A. de C.V., or FEMSA Cerveza, a brewer formerly owned by FEMSA with operations in Mexico and Brazil.  On April 30, 2010, the transaction pursuant to which FEMSA agreed to exchange 100% of its beer operations for a 20% economic interest in the Heineken Group closed.  We have agreed with Cervejarias Kaiser to continue to distribute and sell the Kaiser beer portfolio in our Brazilian territories through the 20-year term, consistent with the arrangements in place since 2006.  See “Item 4.  Information on the Company—The Company—Product and Packaging Mix—Mercosur (Brazil and Argentina)” in our 2009 Form 20-F.  In addition, we have entered into cooperative marketing arrangements with The Coca-Cola Company and FEMSA.  We are a party to a number of bottler agreements with The Coca-Cola Company.  We also have agreed to jointly develop still beverages and waters in our territories with The Coca-Cola Company and have entered into agreements to jointly acquire companies with The Coca-Cola Company.  See “Item 7.  Major Shareholders and Related Party Transactions—Related Party Transactions” in our 2009 Form 20-F.

Our transactions with related parties may create the potential for conflicts of interest, which could result in terms less favorable to us than could be obtained from an unaffiliated third party.

Competition could adversely affect our financial performance.

The beverage industry in the territories in which we operate is highly competitive.  We face competition from other bottlers of sparkling beverages such as Pepsi products, and from producers of low cost beverages or “B brands.”  We also compete in different beverage categories, other than sparkling beverages, such as water, juice-based beverages and sport drinks.  Although competitive conditions are different in each of our territories, we compete principally in terms of price, packaging, consumer sales promotions, customer service and product innovation.  See “Item 4.  Information on the Company—The Company—Competition” in our 2009 Form 20-F.  There can be no assurances that we will be able to avoid lower pricing as a result of competitive pressure.  Lower pricing, changes made in response to competition and changes in consumer preferences may have an adverse effect on our financial performance.

Changes in consumer preference could reduce demand for some of our products.

The non-alcoholic beverage industry is rapidly evolving as a result of, among other things, changes in consumer preferences.  Specifically, consumers are becoming increasingly more aware of and concerned about environmental and health issues.  Concerns over the environmental impact of plastic may reduce the consumption of our products sold in plastic bottles or result in additional taxes that would adversely affect consumer demand.  In addition, researchers, health advocates and dietary guidelines are encouraging consumers to reduce their consumption of certain types of beverages sweetened with sugar and high fructose corn syrup, which could reduce demand for certain of our products.  A reduction in consumer demand would adversely affect our results of operations.

Water shortages or any failure to maintain existing concessions could adversely affect our business.

Water is an essential component of all of our products.  We obtain water from various sources in our territories, including springs, wells, rivers and municipal and state water companies pursuant to either contracts to obtain water or pursuant to concessions granted by governments in our various territories.

We obtain the vast majority of the water used in our production pursuant to concessions to exploit wells, which are generally granted based on studies of the existing and projected groundwater supply.  Our existing water concessions or contracts to obtain water may be terminated by governmental authorities under certain circumstances and their renewal depends on receiving necessary authorizations from local and/or federal water authorities.  See “Item 4.  Information on the Company—Regulation—Water Supply Law” in our 2009 Form 20-F.  In some of our other territories, our existing water supply may not be sufficient to meet our future production needs, and the available water supply may be adversely affected by shortages or changes in governmental regulations.

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We cannot assure you that water will be available in sufficient quantities to meet our future production needs or will prove sufficient to meet our water supply needs.

Increases in the prices of raw materials would increase our cost of goods sold and may adversely affect our results of operations.

Our most significant raw materials are (1) concentrate, which we acquire from affiliates of The Coca-Cola Company, (2) packaging materials and (3) sweeteners.  Prices for concentrate are determined by The Coca-Cola Company as a percentage of the weighted average retail price in local currency, net of applicable taxes.  In 2005, The Coca-Cola Company decided to gradually increase concentrate prices for sparkling beverages over a three-year period in Brazil beginning in 2006 and in Mexico beginning in 2007.  These increases were fully implemented in Brazil in 2008 and in Mexico in 2009, but we may experience further increases in the future.  The prices for our remaining raw materials are driven by market prices and local availability as well as the imposition of import duties and import restrictions and fluctuations in exchange rates.  We are also required to meet all of our supply needs from suppliers approved by The Coca-Cola Company, which may limit the number of suppliers available to us. Our sales prices are denominated in the local currency in each country in which we operate, while the prices of certain materials, including those used in the bottling of our products, mainly resin, ingots to make plastic bottles, finished plastic bottles, aluminum cans and high fructose corn syrup, are paid in or determined with reference to the U.S. dollar, and therefore may increase if the U.S. dollar appreciates against the currency of the countries in which we operate, as was the case in 2008 and 2009.  See “Item 4.  Information on the Company—The Company—Raw Materials” in our 2009 Form 20-F.

Our most significant packaging raw material costs arise from the purchase of resin and plastic ingots to make plastic bottles and from the purchase of finished plastic bottles, the prices of which are tied to crude oil prices and global resin supply.  The average prices that we paid for resin and plastic ingots in U.S. dollars decreased significantly in 2009 and in 2008 as compared to 2007, although we did not benefit from these prices decreases due to the devaluation of the Mexican peso against the U.S. dollar in 2009.  Prices may increase in future periods.  Sugar prices worldwide have been volatile during 2009, mainly due to a production shortfall in India, one of the largest global producers of sugar.  Sugar prices in all of the countries in which we operate other than Brazil are subject to local regulations and other barriers to market entry that cause us to pay in excess of international market prices for sugar.  Average sweetener prices paid during 2009 were higher as compared to 2008 in all of the countries in which we operate.    See “Item 4.  Information on the Company—The Company—Raw Materials—Mercosur (Brazil and Argentina)” in our 2009 Form 20-F.  We cannot assure you that our raw material prices will not further increase in the future.  Increases in the prices of raw materials would increase our cost of goods sold and adversely affect our financial performance.

In Venezuela, sugar supply was affected in 2009.  See “Item 4.  Information on the Company—The Company—Raw Materials—Venezuela” in our 2009 Form 20-F.  We cannot assure you that we will be able to meet our sugar requirements in the long term if sugar supply conditions do not improve in Venezuela.

Taxes could adversely affect our business.

The countries in which we operate may adopt new tax laws or modify existing law to increase taxes applicable to our business.  For example, in Mexico, a general tax reform become effective on January 1, 2010, pursuant to which, as applicable to us, there will be a temporary increase in the income tax rate from 28% to 30% from 2010 through 2012. This increase will be followed by a reduction to 29% for the year 2013 and a further reduction in 2014 to return to the previous rate of 28%.  In addition, the value added tax (VAT) rate increased in 2010 from 15% to 16%.  This increase might affect demand for, and consumption of, our products and, consequently, our financial performance.

Our products are also subject to certain taxes in many of the countries in which we operate. Certain countries in Central America, Brazil and Argentina also impose taxes on sparkling beverages.  See “Item 4.  Information on the Company—Regulation—Taxation of Sparkling Beverages” in our 2009 Form 20-F.  We cannot assure you that any governmental authority in any country where we operate will not impose new taxes or increase taxes on our products in the future.

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The imposition of new taxes or increases in taxes on our products may have a material adverse effect on our business, financial condition, prospects and results of operations.

Regulatory developments may adversely affect our business.

We are subject to regulation in each of the territories in which we operate.  The principal areas in which we are subject to regulation are environment, labor, taxation, health and antitrust.  Regulation can also affect our ability to set prices for our products.  See “Item 4.  Information of the Company—Regulation” in our 2009 Form 20-F.  The adoption of new laws or regulations or a stricter interpretation or enforcement thereof in the countries in which we operate may increase our operating costs or impose restrictions on our operations which, in turn, may adversely affect our financial condition, business and results of operations.  In particular, environmental standards are becoming more stringent in several of the countries in which we operate, and we are in the process of complying with these standards, although we cannot assure you that we will be able to meet any timelines for compliance established by the relevant regulatory authorities.  See “Item 4.  Information of the Company—Regulation—Environmental Matters” in our 2009 Form 20-F.  Further changes in current regulations may result in an increase in compliance costs, which may have an adverse effect on our future results of operations or financial condition.

Voluntary price restraints or statutory price controls have been imposed historically in several of the countries in which we operate.  We are currently subject to price controls in Argentina.  The imposition of these restrictions or voluntary price restraints in other territories may have an adverse effect on our results of operations and financial position.  See “Item 4.  Information on the Company—Regulation—Price Controls” in our 2009 Form 20-F.  We cannot assure you that governmental authorities in any country where we operate will not impose statutory price controls or that we will need to implement voluntary price restraints in the future.

In January 2010, the Venezuelan government amended the Ley para la Defensa y Acceso a las Personas a los Bienes y Servicios (Access to Goods and Services Defense Law).  Any violation by a company that produces, distributes and sells goods and services could lead to fines, penalties or the confiscation of the assets used to produce, distribute and sell these goods without compensation.  Although we believe we are in compliance with this law, consumer protection laws in Venezuela are subject to continuing review and changes, and any such changes could lead to an adverse impact on us.

Our operations have from time to time been subject to investigations and proceedings by antitrust authorities and litigation relating to alleged anticompetitive practices.  We have also been subject to investigations and proceedings on environmental and labor matters.  We cannot assure you that these investigations and proceedings could not have an adverse effect on our results of operations or financial condition.  See “Item 8.  Financial Information—Legal Proceedings” in our 2009 Form 20-F.

Risks Related to Mexico and the Other Countries in Which We Operate

Adverse economic conditions in Mexico may adversely affect our financial condition and results of operations.

We are a Mexican corporation, and our Mexican operations are our single most important geographic territory.  For the year ended December 31, 2009, 35.8% of our total revenues were attributable to Mexico.  The Mexican economy continues to be heavily influenced by the U.S. economy, and therefore, deterioration in economic conditions in the U.S. economy may affect the Mexican economy.  Prolonged periods of weak economic conditions in Mexico may have, and in the past have had, a negative effect on our company and a material adverse effect on our results of operations and financial condition.

Our business may be significantly affected by the general condition of the Mexican economy, or by the rate of inflation and interest rates in Mexico and exchange rates for the Mexican peso.  Decreases in the growth rate of the Mexican economy, periods of negative growth and/or increases in inflation or interest rates may result in lower demand for our products, lower real pricing of our products or a shift to lower margin products.  In addition, an increase in interest rates in Mexico would increase the cost to us of variable rate, Mexican peso-denominated funding, which constituted approximately 37.3% of our total debt as of December 31, 2009 (after giving effect to cross-currency swaps and interest rate swaps), and have an adverse effect on our financial position and results of operations.

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Depreciation of the Mexican peso relative to the U.S. dollar could adversely affect our financial condition and results of operations.

Depreciation of the Mexican peso relative to the U.S. dollar increases the cost to us of some of the raw materials we acquire, the price of which is paid in or determined with reference to U.S. dollars, and of our debt obligations denominated in U.S. dollars and thereby may negatively affect our results of operations and financial position.  Since the second half of 2008, the value of the Mexican peso relative to the U.S. dollar fluctuated significantly.  According to the U.S. Federal Reserve Board during this period, the exchange rate registered a low of Ps. 9.9166 to US$ 1.00 at August 5, 2008, and a high of Ps. 15.4060 to US$ 1.00 at March 2, 2009.  At July 9, 2010, the exchange rate was Ps. 12.7823 to US$ 1.00. See “—Exchange Rate Information” and “Item 11.  Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Exchange Rate Risk” in our 2009 Form 20-F.

We generally do not hedge our exposure to the U.S. dollar with respect to the Mexican peso and other currencies, other than with respect to our U.S. dollar-denominated debt obligations.  A severe depreciation of the Mexican peso may also result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Mexican pesos into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our U.S. dollar-denominated indebtedness or obligations in other currencies. While the Mexican government does not currently restrict, and since 1982 has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer other currencies out of Mexico, the Mexican government could institute restrictive exchange rate policies in the future.  Currency fluctuations may have an adverse effect on our results of operations, financial condition and cash flows in future periods.

Political and social developments in Mexico could adversely affect our operations.

Mexican political and social developments may significantly affect our operations.  Presidential elections in Mexico occur every six years, and the most recent election occurred in July 2006.  The most recent election in the Cámara de Diputados (House of Representatives) occurred in July 2009, and although the Partido Revolucionario Institucional won a plurality of the seats, no single party currently has a majority in either chamber of the Mexican Congress.  The absence of a clear majority by a single party in the Mexican Congress may result in government gridlock and political uncertainty.  We cannot provide any assurances that political or social developments in Mexico, over which we have no control, will not have an adverse effect on Mexico’s economic situation and on our business, financial condition or results of operations.

Economic and political conditions in the other Latin American countries in which we operate may increasingly adversely affect our business.

In addition to Mexico, we conduct operations in Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina.  Product sales and income from our combined non-Mexican operations increased as a percentage of our consolidated product sales and income from operations from 42.8% and 29.5%, respectively, in 2005 to 64.2% and 56.8%, respectively, in 2009.  We expect this trend to continue in future periods.  As a consequence, our future results will be increasingly affected by the economic and political conditions in the countries, other than Mexico, where we conduct operations.

Consumer demand, preferences, real prices and the costs of raw materials are heavily influenced by macroeconomic and political conditions in the other countries in which we operate.  These conditions vary by country and may not be correlated to conditions in our Mexican operations.  For example, Brazil and Colombia have a history of economic volatility and political instability.  In Venezuela we face exchange rate risk as well as scarcity of and restrictions to import raw materials.  Deterioration in economic and political conditions in any of these countries would have an adverse effect on our financial position and results of operations.

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Depreciation of the local currencies of the countries in which we operate against the U.S. dollar may increase our operating costs.  We have also operated under exchange controls in Venezuela since 2003 that affect our ability to remit dividends abroad or make payments other than in local currencies and that may increase the real price paid for raw materials and services purchased in local currency.  In January 2010, the Venezuelan government announced a devaluation of its official exchange rates and the establishment of a multiple exchange rate system of:  (1) 2.60 bolivares to US$ 1.00 for high priority categories (2) 4.30 bolivares to US$ 1.00 for non-priority categories and (3) the recognition of the existence of other exchange rates which the government shall determine.  We expect this devaluation will have an adverse impact on our financial results, by increasing our operating costs and by reducing the Mexican peso amounts from our Venezuelan operations reported in our financial statements as a result of the translation accounting rules under Mexican FRS.  The exchange rate that will be used to translate our financial statements as of January 2010 will be 4.30 bolivares per U.S. dollar.  As of December 31, 2009, the financial statements were translated to Mexican pesos using the exchange rate of 2.15 bolivares per U.S. dollar.  As a result of this devaluation, the balance sheet of our Venezuelan subsidiary will reflect a reduction in shareholders’ equity of approximately Ps. 3,700 million, accounted for in January 2010.

Future currency devaluation or the imposition of exchange controls in any of the countries in which we have operations would have an adverse effect on our financial position and results of operations.

We cannot assure you that political or social developments in any of the countries in which we have operations, over which we have no control, will not have a corresponding adverse effect on the economic situation and on our business, financial condition or results of operations.

Risks Relating to the Exchange Notes and the Exchange Offer

There may not be a liquid trading market for the exchange notes

The exchange notes are being offered to the holders of the original notes. The exchange notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the exchange notes have not been widely distributed. We have applied to list the exchange notes on the Official List of the Luxembourg Stock Exchange and to trade on the Euro MTF market in accordance with the rules and regulations of the Luxembourg Stock Exchange.  There can be no assurance that the exchange notes will be approved for listing on the Official List of the Luxembourg Stock Exchange and to trade on the Euro MTF market.  However, even if admission to listing is obtained, we will not be required to maintain it. We do not intend to arrange for quotation of the exchange notes on any automated dealer quotation system.  Accordingly, we cannot assure that an active trading market for the exchange notes will develop. If a market for any of the exchange notes does develop, the price of such exchange notes may fluctuate and liquidity may be limited. If a market for any of the exchange notes does not develop, purchasers may be unable to resell such exchange notes for an extended period of time, if at all.

Your failure to tender original notes in the exchange offer may affect their marketability

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the existing restrictions on transfers of the original notes. If the exchange offer is completed, we will have no further obligation to provide for registration of original notes except under limited circumstances described under “The Exchange Offer—Resale Registration Statement; Special Interest,” and those original notes will bear interest at the same rate as the exchange notes.

Consequently, after we complete the exchange offer, if you continue to hold original notes and you seek to liquidate your investment, you will have to rely on an exemption from the registration requirements under applicable securities laws, including the Securities Act, regarding any sale or other disposition of original notes. Further, to the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected.

Creditors of our subsidiaries will have priority over the holders of the exchange notes in claims to assets of our subsidiaries.

The notes will be our obligations.  We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries.  Claims of creditors of our subsidiaries, including trade creditors, holders of bonds and bank and other lenders, will have priority over the holders of the notes in claims to assets of our subsidiaries.  At December 31, 2009, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated obligations under indebtedness of approximately Ps. 13,423 million (US$ 1,028 million).  In addition, at such date, our operating subsidiaries had indebtedness of approximately Ps. 2,499 million (US$ 191 million).  In addition, our ability to meet our obligations, including under the notes, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

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Judgments of Mexican courts enforcing our obligations under the exchange notes would be payable only in Mexican pesos

If proceedings are brought in Mexico seeking to enforce in Mexico our obligations in respect of the notes, we would be able to discharge our obligations in pesos.  This is because under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), an obligation denominated in a currency other than pesos that is payable in Mexico, whether pursuant to an agreement, as a result of the enforcement of a judgment or as a result of an action initiated in Mexico, may be satisfied in pesos at the rate of exchange in effect on the date of payment.  This rate is currently determined by Banco de México and published in the Official Gazette of Mexico (Diario Oficial de la Federación) the day before.  As a result, the amount paid by us in pesos to holders of the notes may not be readily convertible into the amount of U.S. dollars that we are obligated to pay under the indenture.  Also, our obligation to indemnify holders of notes against exchange losses may be unenforceable in Mexico.

Investors may experience difficulties in enforcing civil liabilities against us or our directors, officers and controlling persons.

Coca-Cola FEMSA is a sociedad anónima bursátil de capital variable (publicly listed variable capital stock corporation) organized under the laws of Mexico.  In addition, most of our directors, officers and controlling persons reside outside the United States, and all or a substantial portion of our assets and the assets of our directors, officers and controlling persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws.  The enforceability against our directors, officers and controlling persons in Mexico in actions for enforcement of judgments of U.S. courts of liabilities predicated solely upon the U.S. federal securities laws will be subject to certain requirements provided for in the Mexican Federal Civil Procedure Code and any applicable treaties.  Some of the requirements may include personal service of process and that the judgments of U.S. courts are not against Mexican public policy.

The enforceability of our obligations under the exchange notes would be affected in the event of bankruptcy.

Under Mexico’s Ley de Concursos Mercantiles (Reorganization and Bankruptcy Law), if we were declared bankrupt or in concurso mercantil, our obligations under the notes:

•         would be converted into Mexican pesos and then from pesos into inflation-adjusted units, or Unidades de Inversión (known as “UDIs”);

•         would be satisfied at the time claims of all our creditors are satisfied;

•         would be subject to the outcome of the relevant proceedings;

•         would be subject to certain statutory preferences, including tax, social security and labor claims and claims of secured creditors;

•         would cease to accrue interest; and

•         would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar occurring after such declaration.

The collection of interest on interest may not be enforceable in Mexico.

Mexican law does not permit the collection of interest on interest and, as a result, the accrual of default interest on past due ordinary interest accrued in respect of the notes may be unenforceable in Mexico.

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Developments in other countries may affect prices for the exchange notes and adversely affect our ability to raise additional financing.

The market value of securities of Mexican companies is, to varying degrees, influenced by economic and securities market conditions in other emerging market countries.  Although economic conditions are different in each country, investors’ reaction to developments in one country can have effects on the securities of issuers in other countries, including Mexico.  We cannot assure you that events elsewhere, especially in emerging markets, will not adversely affect the market value of our securities.

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USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  In exchange for issuing the exchange notes as contemplated in this prospectus, we will receive original notes in like principal amount, the terms of which are identical in all material respects to the exchange notes.  The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.  Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

We used the net proceeds from the private placement of the original notes for general corporate purposes and to repay our Ps. 2,000 million (US$ 148 million) certificados bursátiles that matured on February 25, 2010, our Ps. 1,000 million (US$ 74 million) certificados bursátiles that matured on April 16, 2010, and for the prepayment of US$ 202 million of our outstanding bilateral loans denominated in U.S. dollars.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rate expressed in Mexican pesos per U.S. dollar.

Period	Exchange Rate
	High	Low	Average(1)	Period End
2005	Ps. 11.41	Ps. 10.41	Ps. 10.87	Ps. 10.63
2006	11.46	10.43	10.90	10.80
2007	11.27	10.67	10.93	10.92
2008	13.94	9.92	11.21	13.83
2009	15.41	12.63	13.50	13.06

Source:  The Federal Reserve Bank of New York and U.S. Federal Reserve Board

(1)     Average month-end rates.

	Exchange Rate
	High	Low	Period End
2009:
December	Ps. 13.08	Ps. 12.63	Ps. 13.06
2010:
January	13.03	12.65	13.03
February	13.19	12.76	12.76
March	12.74	12.30	12.30
April	12.41	12.16	12.23
May	13.13	12.26	12.86
June	12.92	12.46	12.83

Source:  The Federal Reserve Bank of New York and the U.S. Federal Reserve Board

On July 9, 2010, the noon buying rate was Ps. 12.7823 to U.S.$1.00, according to the U.S. Federal Reserve Board.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five‑year period ended December 31, 2009 in accordance with Mexican FRS and U.S. GAAP.  Earnings for this purpose consist of earnings before income taxes, plus fixed charges and depreciation of capitalized interest, minus interest capitalized during the period.  Under Mexican FRS, employee profit sharing is considered other expenses and earnings are calculated before the provision for employee profit sharing.  Under U.S. GAAP, however, employee profit sharing is considered an operating expense and earnings are calculated after the provision for employee profit sharing.  Fixed charges for this purpose consist of interest expense plus interest capitalized during the period.  Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.  Under Mexican FRS, we have capitalized interest in certain periods in connection with the reconciliation of our net income to U.S. GAAP.  See notes 26 and 27 to our consolidated financial statements included in our 2009 Form 20-F.

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
Mexican FRS	7.7	5.0	6.8	4.9	3.8
U.S. GAAP	7.7	4.9	6.8	4.8	3.8

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CAPITALIZATION

The following table sets forth our consolidated capitalization under Mexican FRS as of December 31, 2009.  The table does not reflect the changes in our consolidated indebtedness resulting from (i) the issuance of our 4.625% Senior Notes, due 2020 on February 5, 2010, in the aggregate principal amount of US$ 500 million, (ii) repayment on February 25, 2010 and April 16, 2010, of our Mexican peso-denominated bonds, Certificado Bursátil KOF 09 and Certificado Bursátil KOF 03-3 at maturity in an aggregate principal amount of Ps. 2,000 million and Ps.1,000 million, respectively and (iii) the prepayment during the first half of 2010 of US$ 202 million of our outstanding bilateral loans denominated in U.S. dollars.

	As Reported
	(in millions of U.S. dollars and in millions of Mexican pesos at December 31, 2009(1))
Short-term debt	Ps. 2,416	US$ 185
Current maturities of long-term debt and notes	3,011	231
Total short-term debt	5,427	416

Long-term bank loans and notes	7,498	574
Long-term notes	3,000	230
Total long-term debt	10,498	804
Total debt	Ps. 15,925	US$ 1,220

Shareholders’ equity:
Non-controlling interest	Ps. 2,296	US$ 176
Controlling interest:
Capital stock and additional paid-in capital	16,336	1,251
Net income and retained earnings from prior years	46,712	3,577
Cumulative other comprehensive income	3,128	240
Total controlling interest	66,176	5,068
Total shareholders’ equity	68,472	5,244
Total capitalization(2)	Ps. 84,397	US$ 6,464

(1)     Translation to U.S. dollar amounts, solely for the convenience of the reader, at an exchange rate of Ps. 13.0576  to US$ 1.00, the exchange rate for Mexican pesos on December 31, 2009, determined by reference to the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the U.S. Federal Reserve Board.

(2)     Represents total debt (short-term and long-term debt) plus total shareholders’ equity.

None of our short-term or long-term debt is secured or guaranteed by any person.

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THE EXCHANGE OFFER

This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.

In this section and the section entitled “Description of Exchange Notes” and “Form of Notes, Clearing and Settlement,” references to “we,” “us” and “our” refer to Coca-Cola FEMSA, S.A.B. de C.V. only and do not include our subsidiaries or affiliates.  References to the “notes” mean the US$ 500,000,000 principal amount of original notes we previously sold in a private offering in the United Sates in February 2010 and up to an equal principal amount of exchange notes we are offering hereby.  References to “holders” mean those who have notes registered in their names on the books that the trustee maintains for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC, or in notes registered in street name. Owners of beneficial interests in the notes should read the subsections entitled “—Terms of the Exchange Offer—Procedures for Tendering” and “Form of Notes, Clearing and Settlement.”

Purpose and Effect of this Exchange Offer

General

We sold the original notes to certain initial purchasers in February 2010 under the terms of a purchase agreement between us and the initial purchasers. The initial purchasers resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. In connection with the offering of the original notes, we also entered into a registration rights agreement with the initial purchasers, which governs our obligation to file a registration statement with the SEC and commence the exchange offer to exchange the exchange notes for the original notes.  The exchange offer is intended to satisfy our obligations under the registration rights agreement.

The registration rights agreement further provides that if we do not complete the exchange offer within a certain period of time or under certain other circumstances, we will be obligated to pay additional interest, referred to as special interest, to holders of the original notes. Except as discussed below under “—Resale Registration Statement; Special Interest,” upon the completion of the exchange offer we will have no further obligations to register your original notes or pay special interest.

Representations upon Tender of Original Notes

To participate in the exchange offer, you must execute or agree to be bound by the letter of transmittal, through which you will represent to us, among other things, that:

•                          any exchange notes received by you will be acquired in the ordinary course of business;

•                          you do not have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•                          you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours;

•                          you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•                          if you are a broker-dealer, (i) you will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and (ii) you will deliver a prospectus in connection with any resale of those exchange notes to the extent required by applicable law or regulation or SEC pronouncement.

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Resale of the Exchange Notes

Based on existing interpretations of the SEC staff with respect to similar transactions, we believe that the exchange notes issued pursuant to this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•         such exchange notes are acquired in the ordinary course of the holder’s business;

•         such holder is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in, any public distribution of the exchange notes;

•         such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•         if such holder is a broker-dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•         cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•         must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell or for other transfer of exchange notes only as specified in this prospectus. Participating broker-dealers may use this prospectus in connection with the resale of exchange notes for a period of up to 120 days from the last date on which the original notes are accepted for exchange. Only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each participating broker-dealer who receives exchange notes for its own account in exchange for original notes that were acquired by such broker-dealer as a result of market-making or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of exchange notes. The letter of transmittal that accompanies this prospectus states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Consequences of Failure to Exchange

Holders of original notes who do not exchange their original notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer applicable in the original notes (i) as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the offering memorandum distributed in connection with the offering of the original notes.

Any original notes not tendered by their holders in exchange for exchange notes in this exchange offer, tendered but not accepted for exchange for the reasons described elsewhere in this prospectus, or tendered and effectively withdrawn by the holder, will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement or be entitled to additional interest with respect to the original notes.

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In general, you may not offer or sell the original notes unless they are registered under the Securities Act or the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the exchange notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all original notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer will remain open for at least 20 full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 5:00 p.m., New York City time, on                     , 2010, or such later date and time to which we extend it (the “expiration date”). We will issue the exchange notes in denominations of US$ 100,000 and integral multiples of US$ 1,000 in excess thereof.  Holders may tender some or all of their original notes pursuant to the exchange offer.  We will complete the exchange offer and the exchange notes issued in connection with this exchange offer will be delivered on the earliest practicable date following the expiration date.

The form and terms of the exchange notes will be substantially the same as the form and terms of the original notes except that (i) the exchange notes will have been registered under the Securities Act and will not bear legends restricting the transfer thereof and (ii) the holders of the exchange notes will not be entitled to any rights under the registration rights agreement, which rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the same indenture that governs the original notes.

As of the date of this prospectus, US$ 500,000,000 principal amount of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Original notes that are not tendered for exchange in this exchange offer, tendered but not accepted for exchange for the reasons described elsewhere in this prospectus, or tendered and effectively withdrawn by the holder, will remain outstanding and continue to accrue interest and holders of the original notes will be entitled to the rights and benefits of such holders under the indenture.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the original notes from the tendering holders and delivering them for cancellation and for receiving exchange notes from us and delivering the exchange notes to the tendering holders.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of original notes pursuant to the exchange offer. As provided in the registration rights agreement, we will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

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If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the expiration date.

We have applied to have the exchange notes listed on the Luxembourg Stock Exchange and trading on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. In connection with the exchange offer:

•         we will give notice to the Luxembourg Stock Exchange and will publish in a Luxembourg newspaper, which is expected to be the Luxemburger Wort, or on the website of the Luxembourg Stock Exchange at www.bourse.lu the announcement of the beginning of the exchange offer and, following completion of such offer, the results of such offer; and

•         all relevant documents with respect to the exchange offer will also be made available through the offices of the Luxembourg listing agent.

Expiration Date; Extensions; Amendments; Termination

The term “expiration date” means 5:00 p.m., New York City time, on                , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer. To extend the expiration date, we will notify the exchange agent of any extension by written notice. We will notify holders of the original notes of any extension by press release or other public announcement, which may be on our website.

We reserve the right to amend the terms of the exchange offer in any manner. In addition, if we determine that any of the events set forth under “—Conditions of the Exchange Offer” has occurred, we also reserve the right, in our sole discretion, to:

•         delay acceptance of any original notes;

•         extend the exchange offer and retain all original notes tendered before the expiration date of the exchange offer, subject to the rights of the holders of tendered original notes to withdraw their tendered original notes;

•         terminate the exchange offer and refuse to accept any original notes; or

•         waive the termination event with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn.

If we do so, we will give oral (promptly confirmed in writing) or written notice of this delay in acceptance, extension, termination or waiver to the exchange agent. If the amendment constitutes a material change to the exchange offer, we will promptly disclose such amendment in a manner reasonably calculated to inform holders of the original notes, including by press release or other public announcement, which may be on our website, or giving written notice to such holders. We may extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders.

Interest on the Exchange Notes

Each exchange note will bear interest from its date of original issuance. Holders of original notes that are accepted for exchange and exchanged for exchange notes will receive, in cash, accrued interest thereon to, but not including, the original issuance date of the exchange notes. The original notes will bear interest at the rate of 4.625% per annum through the date next preceding the date of the original issuance of the exchange notes. Such interest will be paid on the first interest payment date for the exchange notes. Interest on the original notes accepted for exchange and exchanged in the exchange offer will cease to accrue on the date next preceding the date of original issuance of the exchange notes. Interest on the exchange notes will be based upon a 360-day year consisting of twelve 30-day months. Interest on the exchange notes will be payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2010.

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Procedures for Tendering

To participate in the exchange offer, you must properly tender your original notes or interest therein to the exchange agent as described below. We will only issue exchange notes in exchange for original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should follow carefully the instructions on how to tender your original notes. It is your responsibility to properly tender your original notes. We have the right to waive any defects in your tender. However, we are not required to waive any defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your original notes, please contact the information agent at the address or telephone number set forth below.

All of the original notes were issued in book-entry form, and all of the original notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that interests in the original notes shall be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their original notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender original notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange original notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned at no cost by the exchange agent to the tendering holder as soon as practicable following the expiration date of the exchange.

When We Will Issue Exchange Notes.  In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•         a book-entry confirmation of such original notes into the exchange agent’s account at DTC and a properly transmitted agent’s message;

•         certificates representing original notes and a properly completed and duly executed letter of transmittal and all other required documents; or

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•         a properly completed and duly executed notice of guaranteed delivery or agent’s message in lieu thereof.

Return of Outstanding Notes Not Accepted or Exchanged.  If we do not accept any tendered original notes for exchange or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to their tendering holder. Such unaccepted or non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating broker-dealers.  Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and (i) whose original notes are not immediately available, (ii) who cannot deliver their original notes, the letter of transmittal or any other documents required hereby to the exchange agent prior to the expiration date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis may tender their original notes if:

•         the tender is made through an institution which is a member of the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution (as defined by Rule 17Ad-15 under the Exchange Act);

•         before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form available through the exchange agent or information agent, by mail or hand delivery or by facsimile (receipt confirmed by telephone and original delivered by guaranteed overnight courier), or the exchange agent receives from DTC a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•         setting forth the name and address of the holder and the principal amount of original notes tendered;

•         stating that the tender offer is being made by guaranteed delivery and confirming that the tender is subject to the terms of the letter of transmittal; and

•         guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the eligible institution will (i) deliver to the exchange agent the certificates representing such original notes and the letter of transmittal or facsimile thereof (if applicable) and any other documents required by the letter of transmittal or (ii) tender such original notes by book-entry delivery to the exchange agent’s DTC account; and

•         the exchange agent receives (i) the certificates representing such original notes and such properly completed and executed letter of transmittal or facsimile thereof (if applicable) as well as all other documents required by the letter of transmittal or (ii) a confirmation of book-entry delivery of the original notes into the exchange agent’s account at the DTC, within three (3) New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent or information agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

In addition, we reserve the right in our sole discretion:

•         to purchase or make offers for any original notes that remain outstanding after the expiration date;

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•         to terminate the exchange offer as described above under “—Expiration Date; Extensions; Amendments; Termination;” and

•         to purchase original notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

The terms of any of these purchases or offers may differ from the terms of the exchange offer.

Withdrawal of Tenders

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

You may retender properly withdrawn original notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after rejection of tender, expiration or termination of the exchange offer, without expense to the tendering holder.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes not yet accepted for exchange, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of these original notes if:

•         any injunction, order or decree has been issued by any court or by or before any governmental agency with respect to the exchange offer, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer; or

•         any law, statute, rule or regulation is proposed, adopted or enacted, or there shall occur a change in the current interpretations by the staff of the SEC which, in our sole judgment, might materially impair our ability to proceed with the exchange offer in the manner contemplated by the registration rights agreement; or

•         any governmental approval or approval by holders that we in our sole judgment deem necessary for the completion of the exchange offer as detailed in this prospectus has not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

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Exchange Agent

  The Bank of New York Mellon, has been appointed as exchange agent for the exchange offer.  All executed letters of transmittal should be directed to the exchange agent at its address provided below, if applicable.

Deliver to:

The Bank of New York Mellon
101 Barclay Street, 7 East
New York, NY 10286
Attention: Corporate Trust Operations – Reorganization Unit

To Confirm by
Telephone: (212) 815-5098

Facsimile Transmission: (212) 298-1915

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer.  Questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call (Collect): (212) 269-5550
All Others Call (Toll Free): (800) 735-3591

Email:  coca-colafemsa@dfking.com

Fees and Expenses

As provided in the registration rights agreement, we will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation for tenders in the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by facsimile, telegraph, telephone or telecopier.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent and information agent reasonable and customary fees for their services and reimburse them for their reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees of their counsel) in connection with these services.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent, trustee and information agent and accounting and reasonable and documented legal fees.

We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer.  However, if:

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•         certificates representing exchange notes (or original notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes tendered,

•         tendered original notes are registered in the name of any person other than the person signing the letter of transmittal or

•         a transfer tax is imposed for any reason other than the exchange of original notes in the exchange offer,

then the amount of any applicable transfer taxes, whether they are imposed on the registered holder or any other persons, will be payable by the tendering holder.  If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the letter of transmittal, then the amount of the applicable transfer taxes will be billed directly to the tendering holder by us.

Shelf Registration Statement; Special Interest

Under the registration rights agreement, if (i) we determine that the exchange offer registration is not permitted or may not be completed as soon as practicable after the last date of acceptance for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC, or because the exchange notes received by holder are not or would not, upon receipt, be transferable by each such holder without need for further compliance with Section 5 of the Securities Act (except for the requirement to deliver a prospectus in connection with any resale by a participating broker-dealer), (ii) the exchange offer is not for any other reason completed by December 15, 2010 or (iii) upon completion of the exchange offer any of the initial purchasers shall so request in connection with any offering or sale of registrable notes initially purchased by it pursuant to the purchase agreement, we shall use our reasonable best efforts to cause to be filed as soon as practicable after such determination, date or request, as the case may be, a shelf registration statement providing for the sale of all the registrable notes by the holders thereof and to have such shelf registration statement become effective under the Securities Act.

The registration rights agreement further provides that in the event that on or prior to December 15, 2010 either:

•         the exchange offer is not completed, or

•         the shelf registration statement, if required hereby, has not become effective under the Securities Act,

the interest rate per annum on the registrable notes will be increased by 0.50% until the exchange offer is completed or the shelf registration statement, if required hereby, becomes effective under the Securities Act, at which time, if any, the increased interest shall cease to accrue.

Under the registration rights agreement, if the shelf registration statement has become effective under the Securities Act and thereafter, either:

•         the shelf registration statement ceases to be effective at any time during the effectiveness of the shelf registration statement for more than 30 days (whether or not consecutive) in any 12-month period;

•         the prospectus contained in the shelf registration statement ceases to be usable at any time during the effectiveness of the shelf registration statement, for more than 30 days (whether or not consecutive) in any 12-month period; or

•         we give notice suspending use of the prospectus contained in a registration statement more than twice in any 365-day period for a period of more than 30 days in the case of either suspension,

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then the interest rate per annum on the original notes affected by such occurrence will be increased by 0.50% commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement has again become effective under the Securities Act or the prospectus again becomes usable, at which time the increased interest shall cease to accrue.  Notwithstanding the foregoing if the prospectus ceases to be usable because financial statements are required to be filed with the SEC and incorporated by reference in the shelf registration statement to comply with the undertaking of the Company pursuant to Item 512(a)(4) of Regulation S-K (or any successor provision), such a suspension shall not be a suspension for purposes of the foregoing provision unless and to the extent its duration exceeds 60 days.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

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DESCRIPTION OF EXCHANGE NOTES

This section of the prospectus summarizes the material terms and conditions of the indenture, the supplemental indenture and the notes.  It does not, however, describe all of the terms of the indenture, the supplemental indenture and the notes.  We refer you to the indenture and the supplemental indenture, which have been filed as exhibits to the registration statement on form F-4.  Upon request, we will provide you with copies of the indenture and the supplemental indenture. See “Where You Can Find More Information” for information concerning how to obtain such copies.

General

Indenture and Supplemental Indenture

The notes will be issued as a series of debt securities under an indenture, dated as of February 5, 2010 as supplemented, and a supplemental indenture, dated as of February 5, 2010.  References in this prospectus to the supplemental indenture mean the supplemental indenture, dated as of February 5, 2010.  The exchange notes and the original notes will be a single series for all purposes under the indenture and the supplemental indenture, including waivers, amendments, redemption, offers to purchase and acceleration.

The indenture is an agreement between us and The Bank of New York Mellon, as trustee, security registrar, principal paying agent and transfer agent, and the supplemental indenture is an agreement among us, The Bank of New York Mellon, as trustee, security registrar, principal paying agent and transfer agent and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent.  The trustee has two main roles:

•         First, the trustee can enforce your rights against us if we default in respect of the notes.  There are some limitations on the extent to which the trustee acts on your behalf, which we describe under “—Defaults, Remedies and Waiver of Defaults” below; and

•         Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of notes.

Principal and Interest

The aggregate principal amount of the notes is US$ 500,000,000.  The notes will mature on February 15, 2020, unless earlier redeemed, and will be repaid at 100% of their outstanding principal amount.

The notes bear interest at a rate of 4.625% per year from February 5, 2010.  Interest on the notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2010, to the holders in whose names the notes are registered at the close of business on the February 1 or August 1 immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity.  Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.  We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

Ranking of the Notes

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The notes will be our senior unsecured obligations and, as such, will not be secured by any of our assets or properties or any assets or properties of any of our subsidiaries.  As a result, by owning the notes, you will be one of our unsecured creditors.  The notes will not be subordinated or senior to any of our other unsecured and unsubordinated debt obligations.  In the event of a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt.  As of December 31, 2009, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated debt obligations of approximately Ps. 13,423 million (US$ 1,028 million), excluding inter-company debt.  We had no secured debt as of that date.

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The notes will be effectively subordinated to any secured debt we may incur in the future and to all of the existing and future debt of our subsidiaries.  At December 31, 2009, our subsidiaries had, on an unconsolidated basis, unsecured and unsubordinated debt obligations of approximately Ps. 2,499 million (US$ 191 million), excluding inter-company debt.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal.  The principal may become due before the stated maturity by reason of redemption or acceleration after a default.  The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due.  For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment.  When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes will be issued only in fully registered book-entry form without coupons and in denominations of US$ 100,000 and integral multiples of US$ 1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes.  See “Form of Notes, Clearing and Settlement.”

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes.  Any such additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described below, we will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the notes.  By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment (or the payment of such additional amounts) by the taxing authority of Mexico or any other country under whose laws we or any successor of us (assuming the obligations of the notes, the indenture and the supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”).

Our obligation to pay additional amounts is, however, subject to several important exceptions.  We will not pay additional amounts to any holder for or on account of any of the following:

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•         any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a note or the enforcement of rights with respect to a note);

•         any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to the notes;

•         any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or any beneficial owner of the note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days’ written notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•         any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the notes;

•         any taxes, duties, assessments or other governmental charges with respect to such note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such note would have been entitled to such additional amounts on presenting such note for payment on any date during such 15-day period;

•         any payment on the note to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the note; and

•         any tax, duty, assessment or governmental charge imposed on payment to an individual and required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings.

The limitations on our obligations to pay additional amounts stated in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note than comparable information or other reporting requirements imposed under U.S. tax law, regulations (including proposed regulations) and administrative practice.

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements.  Accordingly, the limitations on our obligations to pay additional amounts stated in the third bullet point above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the third bullet point above does not require that any person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

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We will remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the Taxing Jurisdiction.  We will also provide the trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the trustee evidencing the payment of taxes in respect of which we have paid any additional amount.  We will provide copies of such documentation to the holders of the notes or the relevant paying agent upon request.

Any reference in this prospectus, the indenture, the supplemental indenture or the notes to principal, premium, if any, interest or any other amount payable in respect of the notes by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection.

In the event that additional amounts actually paid with respect to the notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us.  However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below.  The notes will not be entitled to the benefit of any sinking fund — meaning that we will not deposit money on a regular basis into any separate account to repay your notes.  In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We may, at our option, redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ written notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest to the redemption date on the notes to be redeemed on such date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity is quoted fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and Goldman, Sachs & Co. or their affiliates which are primary U.S. government securities dealers and two other leading primary U.S. government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

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“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an entity selected by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an entity selected by us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest).  On or before the business day immediately preceding the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date.  If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Redemption for Taxation Reasons

If either:

•         as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date of this prospectus, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a withholding tax rate of 4.9% with respect to the notes (see “—Payment of Additional Amounts” and “Taxation—Mexican Tax Considerations”); or

•         in the event that we or any successor of us (assuming the obligations of the notes, the indenture and the supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which we or a successor become subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the notes, then we may, at our option, redeem the notes, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon to the redemption date; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the notes were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect.

Prior to the publication of any notice of redemption for taxation reasons, we will deliver to the trustee:

•         an officer’s certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

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•         an opinion of legal counsel of recognized standing (which may be our in-house counsel) to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment.

This notice, after it is delivered by us to the trustee, will be irrevocable.

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•         either (i) in the case of a merger or consolidation, we are the surviving entity, or (ii) if we are not the successor person in the transaction, the successor expressly assumes our obligations under the notes, the indenture and the supplemental indenture;

•         immediately after the transaction, no default under the notes has occurred and is continuing.  For this purpose, “Default Under the Notes” means an event of default or an event that would be an event of default with respect to the notes if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded.  See “—Defaults, Remedies and Waiver of Defaults”; and

•         we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture.

If the conditions described above are satisfied, we will not have to obtain the approval of the holders of the notes in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety.  In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties.  We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate and any transaction in which we sell or otherwise dispose of less than substantially all our assets.

Covenants

The following covenants will apply to us and our subsidiaries for so long as any note remains outstanding.  These covenants restrict our ability and the ability of our subsidiaries to enter into certain transactions.  However, these covenants do not limit our ability to incur debt or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity.  In addition, these covenants and the indenture generally do not limit the ability of our principal shareholders to reduce their ownership interest in us.

Limitation on Liens

We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our property to secure debt where the debt secured by such liens would exceed an aggregate amount equal to the greater of (1) US$ 700 million and (2) 20% of our Consolidated Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sale and Leaseback Transactions,” unless we secure the notes equally with, or prior to, the debt secured by such liens.  This restriction will not, however, apply to the following:

•         liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;

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•         liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair, provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;

•         liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•         liens on any property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries;

•         liens existing on the date the notes are issued;

•         liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;

•         any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by Mexican FRS shall have been made; and

•         liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property.

“Consolidated Tangible Assets” means total consolidated assets less goodwill and intangible assets, each as set forth on our most recent consolidated balance sheet and computed in accordance with Mexican FRS.

For purposes of this covenant, the covenant set forth under “—Limitation on Sale and Leaseback Transactions” and the events of default set forth under “—Default, Remedies and Waiver of Default—Events of Default,” “significant subsidiary” means any or our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC.  As of December 31, 2009, our significant subsidiaries consisted of Propimex, S.A. de C.V., Controladora Interamericana de Bebidas, S.A. de C.V., Coca-Cola FEMSA de  Venezuela, S.A. de C.V. (formerly Panamco Venezuela, S.A. de C.V.) and Spal Indústria Brasileira de Bebidas S.A.

Limitation on Sale and Leaseback Transactions

We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the notes will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•         the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to this bullet point would not exceed an aggregate amount equal to the greater of (1) US$ 700 million or (2) 20% of our Consolidated Tangible Assets less, in each case, the amount of debt of us and our significant subsidiaries secured pursuant to the first sentence of “—Limitation on Liens” that does not secure the notes equally with, or prior to, the debt secured by such liens; or

•         we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the notes or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased.

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Notwithstanding the foregoing, we and/or our subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.

“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our subsidiary to that lender or investor for a sale price of US$ 5 million or its equivalent or more.

“Attributable debt” means the lesser of (a) the fair market value of the asset subject to the sale and leaseback transaction and (b) the present value, discounted at a rate equal to the discount rate of lease obligations with a like term in accordance with Mexican FRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

Provision of Information

We will furnish the trustee within 15 days after filing with the SEC with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our annual reports on Form 20-F and reports on Form 6-K.  In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing.  If, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee copies of the audited annual financial statements within 120 days after the end of the Company’s fiscal year and copies of the unaudited quarterly financial statements within 60 days of the end of each of the first three fiscal quarters of each year.

If any of our officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will also file an officer’s certificate with the trustee describing the details thereof and the action that we are taking or propose to take.

If we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act at any time when the notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will furnish to any holder of notes, or to any prospective purchaser designated by such holder, financial and other information described in Rule 144A(d)(4) with respect to us to the extent required to permit such holder to comply with Rule 144A in connection with any resale of notes held by such holder.

For so long as any notes are listed on the Luxembourg Stock Exchange, we will notify the Luxembourg Stock Exchange of the event of default and, prior to publication of notice of the event of default in Luxembourg, submit a draft of the notice to the Luxembourg Stock Exchange.

Defaults, Remedies and Waiver of Defaults

You will have special rights if an event of default with respect to the notes that you hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to the notes:

•         we fail to pay the principal of the notes on the relevant maturity date;

•         we fail to pay interest on the notes within 30 days after the relevant maturity date (i.e., interest payment date);

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•         we remain in breach of any covenant in the indenture for the benefit of holders of the notes, for 90 days after we receive a notice of this default (sent by the trustee at the written request of holders of 25% in principal amount of the notes to us or by the holders of at least 25% in principal amount of the notes to us and the trustee) stating that we are in breach;

•         we or any of our significant subsidiaries experiences a default or event of default under any instrument relating to debt, prior to its maturity, that results in the acceleration of an aggregate principal amount equal to or greater than US$ 100,000,000 (or its equivalent in other currencies);

•         a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of US$ 50,000,000 (or its equivalent in other currencies) and that judgment is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of not less than 25% in principal amount of the notes to us or by the holders of at least 25% in principal amount of the notes to us and the trustee); or

•         we or any of our significant subsidiaries files for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.

Remedies Upon an Event of Default

If an event of default occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of the notes, may declare the entire principal amount of the notes to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional amounts shall become due and payable.  If, however, an event of default occurs because of a bankruptcy, insolvency or reorganization relating to us or any of our significant subsidiaries, the entire principal amount of the notes and any accrued interest and any additional amounts will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional amounts will become immediately due and payable.

Each of the situations described above is called an acceleration of the maturity of the notes.  If the maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the notes may cancel the acceleration for the notes, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the notes have been cured or waived.

If any event of default occurs, the trustee will have special duties.  In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability.  If the trustee receives an indemnity that is satisfactory to it, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee.  These majority holders may also direct the trustee in writing in performing any other action under the indenture with respect to the notes.

Before a holder bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the notes, the following must occur:

•         the holder must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

•         the holders of not less than 25% in principal amount of the notes must make a written request that the trustee take action with respect to the notes because of the default and they or other holders must offer to the trustee indemnity satisfactory to the trustee against the cost and other liabilities of taking that action;

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•         the trustee must not have taken action for 60 days after the above steps have been taken; and

•         during those 60 days, the holders of a majority in principal amount of the notes must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the notes.

A holder will be entitled, however, at any time to bring a lawsuit for the payment of money due on any note held by that holder on or after its maturity date.

Book-entry and other indirect holders should consult their bank or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the notes may waive a past default for the notes.  If this happens, the default will be treated as if it had been cured.  No one can waive a payment default on any note, however, without the approval of the particular holder of that note.

Modification and Waiver

There are three types of changes we can make to the indenture, the supplemental indenture and the notes.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of the affected notes:

•         a change in the stated maturity of any principal or interest payment on the notes;

•         a reduction in the principal amount, the interest rate or the redemption price for the notes;

•         a change in the obligation to pay additional amounts;

•         a change in the currency of any payment on the notes;

•         a change in the place of any payment on the notes;

•         an impairment of the holder’s right to sue for payment of any amount due on its notes;

•         a reduction in the percentage in principal amount of the notes needed to change the indenture, the supplemental indenture or the notes; and

•         a reduction in the percentage in principal amount of the notes needed to waive our compliance with the indenture or the supplemental indenture or to waive defaults.

Changes Not Requiring Approval

Some changes will not require the approval of holders of notes.  These changes are limited to clarifications and changes that would not adversely affect the notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture, the supplemental indenture or the notes will be required to be approved by the holders of a majority in principal amount of the notes.  The required approval must be given by written consent.

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The same majority approval will be required for us to obtain a waiver of any of our covenants in the indenture and the supplemental indenture.  Our covenants include the promises we make about merging, creating liens on our interests and entering into sale and leaseback transactions, which we describe above under “—Merger, Consolidation or Sale of Assets” and “—Covenants.”  If the holders approve a waiver of a covenant, we will not have to comply with it.  The holders, however, cannot approve a waiver of any provision in the notes, the indenture or the supplemental indenture, as it affects any note, that we cannot change without the approval of the holder of that note as described under “—Changes Requiring Each Holder’s Approval” above, unless that holder approves the waiver.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture, the supplemental indenture or the notes or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our obligations with respect to the notes (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of agencies with respect to the notes or (2) our obligations under certain covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”).  In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or U.S. government obligations, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the notes then outstanding on the maturity date of the notes, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters.

If we elect either legal defeasance or covenant defeasance with respect to the notes, we must so elect it with respect to all of the notes.

Special Rules for Actions by Holders

When holders take any action under the indenture or the supplemental indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Notes are Eligible for Action by Holders

Only holders of outstanding notes will be eligible to vote or participate in any action by holders of notes.  In addition, we will count only outstanding notes in determining whether the various percentage requirements for voting or taking action have been met.  For these purposes, a note will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption.  In addition, any notes owned or held by us or any of our affiliates will be disregarded and deemed not to be outstanding for these purposes.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture.  In some limited circumstances, only the trustee will be entitled to set a record date for action by holders.  If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date.  We or the trustee, as applicable, may shorten or lengthen this period from time to time.  This period, however, may not extend beyond the 180th day after the record date for the action.  In addition, record dates for any global notes may be set in accordance with procedures established by the depositary from time to time.

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Payment Provisions

Payments on the Notes

For interest due on the interest payment dates, we will pay the interest to the holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date.  For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note.  For principal due on the notes at maturity, we will pay the amount to the holders of the notes against surrender of the notes at the proper place of payment.

The regular record dates relating to the interest payment dates for the notes will be February 1 and August 1.  For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 p.m. (New York City time) on that day.

Payments on Global Notes.  For notes issued in global form, we will make payments on the notes in accordance with the applicable policies of the depositary as in effect from time to time.  Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global note.  An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Notes.  For any notes issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date and we will make all other payments by check to the paying agent described below, against surrender of the note.  If we issue notes in certificated form, holders of notes in certificated form will be able to receive payments of principal and interest on their notes at the office of our paying agent maintained in New York City and, if the notes are then listed on the Luxembourg Stock Exchange, at the office of our paying agent in Luxembourg.  The rules of the Luxembourg Stock Exchange currently require cash or checks to be mailed to the addresses communicated by holders against the surrender of notes at the office of the paying agent in Luxembourg, if not surrendered at the office of another paying agent.

Alternatively, if a holder holds a face amount of the notes in certificated form of at least US$ 5 million and the holder asks us to do so in writing, we will pay any amount that becomes due on such notes by wire transfer of immediately available funds to an account at a bank in New York City, on the due date.  To request wire payment, the holder must give the paying agent appropriate written wire transfer instructions at least 10 business days before the requested wire payment is due.  In the case of interest payments due on interest payment dates, the instructions must be given by the person or entity who is the holder on the relevant regular record date.  In the case of any other payment, payment will be made only after the notes are surrendered to the paying agent.  Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day.  Payments postponed to the next business day in this situation will be treated under the indenture or the supplemental indenture as if they were made on the original due date.  Postponement of this kind will not result in a default under the notes, the indenture or the supplemental indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close.  In the case of notes in certificated form, the term “business day” also means a day on which banking institutions generally are open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent, but only with respect to any actions to occur at that office.

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Paying Agents

If we issue notes in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the notes may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time, provided that if any notes are issued in certificated form, so long as such notes are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as our principal paying agent. In addition, we will, for so long as any notes are listed on the Luxembourg Stock Exchange, maintain a paying agent in Luxembourg. To the extent that the Luxembourg paying agent is obliged to withhold or deduct tax on payments of interest or similar income, we shall, to the extent permitted by law, ensure that we maintain an additional paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting of June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive. We must notify you of changes in the paying agents as described under “—Notices” below.

Unclaimed Payments

All money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us upon written request.  After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Agents

We may appoint one or more agents, at whose designated offices any notes in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity.  Initially, we have appointed the trustee, at its corporate office in New York City, as agent for these purposes (“transfer agent”).  We will maintain a transfer agent in Luxembourg for these purposes, for so long as any notes are admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF.  We may also choose to act as our own transfer agent for these purposes.  We must notify you of changes in the transfer agents as described under “—Notices.”  If we issue notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City, and, if the notes are then admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, at the office of our transfer agent in Luxembourg.  We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

As long as we issue notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time.  If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.  For so long as any notes are outstanding and admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, in accordance with the rules and regulations of the Luxembourg Stock Exchange, we will also publish all notices to the holders in a newspaper with general circulation in Luxembourg, which is expected to be the Luxemburger Wort or on the website of the Luxembourg Stock Exchange at www.bourse.lu.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Governing Law

The indenture, the supplemental indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

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Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the notes, the indenture or the supplemental indenture (subject to the exceptions described below), we have agreed:

•         to submit to the jurisdiction of any New York state or U.S. federal court sitting in New York City, and any appellate court thereof;

•         that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and to waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of our place of residence or domicile; and

•         to appoint CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011, United States of America as process agent.

The process agent will receive, on our behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City.  Service may be made by mailing or delivering a copy of such process to us at the address specified above for the process agent.

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law.  The above provisions do not limit the right of any holder to bring any action or proceeding against us or our properties in other courts where jurisdiction is independently established.

To the extent that we have or hereafter acquire or have attributed to us any sovereign or other immunity under any law, we have agreed to waive, to the fullest extent permitted by law, such immunity in respect of any claims or actions regarding our obligations under the notes.

Currency Indemnity

Our obligations under the notes will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise.  If the holder cannot purchase U.S. dollars in the amount originally to be paid, we have agreed to pay the difference.  The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us.  The holder will not be obligated to make this reimbursement if we are in default in respect of our obligations under the notes.

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the notes.  The Bank of New York Mellon may have other business relationships with us from time to time.

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FORM OF NOTES, CLEARING AND SETTLEMENT

Global Notes

The exchange notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each global note will be deposited with the The Bank of New York Mellon as custodian for The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•         upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•         ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in a global note may be credited within DTC to Euroclear Bank S.A./N.V. (Euroclear) and Clearstream, Luxembourg Banking, société anonyme (Clearstream, Luxembourg) on behalf of the owners of such interests.

Investors may hold their interests in a global note directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in a global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg.  We provide the following summaries of those operations and procedures solely for the convenience of investors.  The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.  Neither we, the trustee, the security registrar, the paying agents nor the transfer agents is responsible for those operations or procedures.

DTC has advised that it is:

•         a limited purpose trust company organized under the New York State Banking Law;

•         a “banking organization” within the meaning of the New York State Banking Law;

•         a member of the U.S. Federal Reserve System;

•         a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•         a “clearing agency” registered under Section 17A of the Exchange Act .

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.  DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations; and certain other organizations.  Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.  Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

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So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the exchange notes represented by that global note for all purposes under the indenture.  Except as provided below, owners of beneficial interests in a global note:

•         will not be entitled to have notes represented by the global note registered in their names;

•         will not receive or be entitled to receive physical, certificated notes; and

•         will not be considered the registered owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of exchange notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note.  Neither we, the trustee, the security registrar nor the paying agents or transfer agents will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.  Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg.  To deliver or receive an interest in a global note held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system.  If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC.  Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

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Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date.  Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems.  However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time.  Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Beneficial interests in a global note may not be exchanged for exchange notes in physical, certificated form unless:

•         DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed within 90 days;

•         DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•         we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•         certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for a global note will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents and transfer agents for any notes in certificated form, see “Description of Exchange Notes—Payment Provisions—Paying Agents” and “—Transfer Agents.”

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TAXATION

The following summary contains a description of certain Mexican federal and U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to participate in the exchange offer.  This summary (other than the discussion of the European Union Savings Directive described below) does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus (including the tax treaty entered into by Mexico and the United States), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect.  All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Holders of original notes considering an exchange of original notes for exchange notes should consult their own tax advisors as to the Mexican, United States or other tax consequences of the ownership and disposition of the exchange notes and the exchange of original notes for exchange notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal Mexican federal income tax consequences under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the exchange notes and the exchange of original notes for exchange notes by a holder that is not a resident of Mexico and that will not hold exchange notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico to which the holding of the notes is attributable for tax purposes (a “foreign holder”).

The meaning of “tax residency” under Mexican tax laws is highly technical, based upon subjective elements, and involves the consideration of a number of factors.  Generally, for purposes of Mexican taxation, individuals are considered residents of Mexico for tax purposes when they have established their home in Mexico, or if his or her “center of vital interest” is located within Mexican national territory.  A legal entity is considered a Mexican resident when the main administration of its business or its place of effective management is established in Mexico.  However, any determination of residence should take into account the particular situation of each such person or legal entity.

Exchange of Original notes for Exchange Notes

The exchange of original notes for exchange notes gives rise to no tax implications in Mexico.

Payments of Interest, Principal and Premium, in Respect of the Exchange Notes

Under the Mexican Income Tax Law, payments of interest in respect of the exchange notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if, as expected, (1) the exchange notes are placed through banks or broker-dealers in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the CNBV is notified of the offer of the notes pursuant to Article 7 of the Mexican Securities Law (Ley del Mercado de Valores) and its regulations, and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules issued from time to time are satisfied (including, after completion of the exchange of the notes, the filing of certain information related to the notes exchanged and this prospectus).  If any of such requirements is not met or ceases to be met, the applicable withholding tax rate will be 10%.

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A higher income tax withholding rate will be applicable if the effective beneficiaries of interest paid on the exchange notes, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the exchanges notes are related to us, as set forth in the Mexican Income Tax Law.

Under the Mexican Income Tax Law, payments of interest we make with respect to the exchange notes to a non-Mexican pension or retirement fund generally will be exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is organized pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund registered with the SHCP for that purpose.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of exchange notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Exchange Notes—Payment of Additional Amounts.”

Holders or beneficial owners of exchange notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Exchange Notes—Payment of Additional Amounts.”

In the event of certain changes in the applicable rate of Mexican withholding taxes on payments of interest, we may redeem the exchange notes, in whole (but not in part) at any time, as a price equal to 100% of their principal amount plus accrued interest and any additional amounts due thereon to the redemption date.  See “Description of Exchange Notes—Optional Redemption.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the exchange notes will not be subject to any Mexican withholding or similar taxes.

Taxation of the Disposition of the Exchange Notes

Pursuant to the Mexican Income Tax Law, in certain cases gains realized by a non-Mexican resident from the disposition of exchange notes may be subject to income tax in Mexico. In this regard, if exchange notes are transferred by a non-Mexican resident investor to a Mexican resident or to a permanent establishment in Mexico for tax purposes of a non-Mexican resident, gains, if any, would be subject to Mexican withholding tax pursuant to the rules described above in respect of interest payments. The amount of deemed interest income will be determined according to the rules established in the Mexican Income Tax Law. Gains realized by a non-Mexican resident investor from the sale or other disposition of exchange notes transferred to another non-Mexican resident, would not be subject to Mexican withholding tax, provided that neither transferor nor transferee have a permanent establishment in Mexico for tax purposes.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of exchange notes. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to exchange notes. Gratuitous transfers of the notes in certain circumstances may result in the imposition of Mexican income taxes upon the recipient.

United States Tax Considerations

To ensure compliance with United States Internal Revenue Service Circular 230, prospective holders are hereby notified that:  (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus is not intended or written to be relied upon and cannot be relied upon by prospective holders for the purpose of avoiding penalties that may be imposed on them under the U.S. Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective holders should seek advice based on their particular circumstances from an independent tax advisor.

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The following is a summary of certain material United States federal income tax consequences of the exchange offer and the ownership and disposition of exchange notes issued pursuant to the exchange offer that may be relevant to a beneficial owner of original notes that is a citizen or individual resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the original notes (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in exchange notes.

In addition, except as noted below, this summary deals only with investors that are U.S. holders who acquire the exchange notes in the United States as part of the initial offering of the exchange notes, who will own the exchange notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, tax‑exempt entities, partnerships or other pass-through entities (or persons that hold the notes through such entities), traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, insurance companies or dealers in securities or currencies, certain short-term holders of exchange notes, or persons that hedge their exposure in the exchange notes or will hold exchange notes as a position in a “straddle” or “conversion” transaction or as part of a “synthetic security” or other integrated financial transaction for U.S. federal income tax purposes. U.S. holders should be aware that the U.S. federal income tax consequences of holding the exchange notes may be materially different for investors described in the previous sentence.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect or available on the date of this prospectus.  All of the foregoing is subject to change, and any such change may apply retroactively and could affect the tax consequences described below.

Registration Rights and Exchange Offer

Neither the registration of the original notes pursuant to our obligations under the registration rights agreement nor the U.S. holder’s receipt of exchange notes in exchange for original notes will constitute a taxable event for U.S. federal income tax purposes. The exchanging U.S. holder will retain the tax basis in the exchange notes that the holder had in the original notes, and a U.S. holder’s holding period for the exchange notes will include such U.S. holder’s holding period for the original notes before such original notes were registered.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined under  “Description of Exchange Notes—Payment of Additional Amounts,” i.e., including amounts withheld in respect of Mexican withholding taxes) with respect to an exchange note will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the exchange note as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s United States federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the exchange notes generally will constitute foreign source “passive category income.” Gain or loss realized by a U.S. holder on the sale or other disposition of an exchange note generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Accordingly, if Mexican tax is imposed on the sale or other disposition of exchange notes, such tax generally will not be available as a credit for the U.S. Holder against U.S. federal income tax unless such holder has other income from foreign sources, in the appropriate category, for purposes of the foreign tax credit rules.  A U.S. Holder may be denied a foreign tax credit for foreign taxes imposed with respect to exchange notes where such holder does not meet a minimum holding period requirement during which it is not protected from risk of loss.

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The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of Exchange Notes

A U.S. holder’s tax basis in a exchange note generally will equal its cost for that note. A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the exchange notes (other than an exchange of original notes for exchange notes, as described in “—Registration Rights and Exchange Offer”) in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the exchange notes.  Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time or the disposition, the exchange notes have been held for more than one year.  Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the U.S. Internal Revenue Service (the “IRS”) with respect to payments made to certain U.S. holders on the exchange notes. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the exchange notes unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s United States federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of exchange notes that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the exchange notes unless the interest is effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment). In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of exchange notes unless, (i) the gain is effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual Non-U.S. holder, the Non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.  Although Non-U.S. holders generally are exempt from backup withholding and information reporting, a Non-U.S. holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation.  Prospective investors in the notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

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European Union Tax Considerations

European Union Directive on the Taxation of Savings Income

Under Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the European Union, or EU, is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entities established in, that other Member State; however, for a transitional period, Austria and Luxembourg will (unless during such period they elect otherwise) instead apply a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the payment elects instead for an exchange of information procedure. The current rate of withholding is 20% and it will be increased to 35% with effect from July 1, 2011. The transitional period is to terminate at the end of the first full fiscal year following the conclusion of agreements by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entities established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entities established in, one of those territories.

Investors should note that the European Commission has announced proposals to amend the Savings Directive.  If implemented, the proposed amendments would extend the scope of the rules described above.

No additional amounts will be payable with respect to a note where such withholding or deduction is imposed or levied on a payment pursuant to the Savings Directive or any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings. Holders should consult their tax advisors regarding the implications of the Savings Directive in their particular circumstances.

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PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 120 days from the last date on which original notes are accepted for exchange, we will amend or supplement this prospectus, if requested by any broker-dealer for use in connection with any resale of exchange notes received in exchange for original notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 120 days from the last date on which original notes are accepted for exchange, the information agent will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests those documents.  We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify any broker-dealer as a holder of the exchange notes against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

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VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes offered hereby will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel.  Certain matters of Mexican law relating to the notes will be passed upon by Carlos Díaz, our general counsel.

EXPERTS

The consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. and subsidiaries appearing in its annual report on Form 20-F as of December 31, 2009 and for the year ended December 31, 2009, and the effectiveness of Coca-Cola FEMSA, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2009, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm as set forth in their reports appearing thereon, included therein and incorporated by reference in this prospectus.   The consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. and subsidiaries as of and for the year ended December 31, 2007, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2009, have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph with respect to the retrospective adjustments related to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 810.10.65 and reference to the fact that Mexican Financial Reporting Standards vary in significant respects from U.S. GAAP) which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

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LISTING AND GENERAL INFORMATION

1. We have applied to have the exchange notes admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. However, even if admission to listing is obtained, we will not be required to maintain it.

2. The exchange notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. The CUSIP numbers and ISIN numbers for the exchange notes are as follows:

CUSIP Number	ISIN Number

3. We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the exchange notes.

4. Except as disclosed in this prospectus, including the document incorporated by reference herein, there are no pending actions, suits or proceedings against or affecting us or any of our subsidiaries or any of their respective properties, which, if determined adversely to us or any such subsidiary, would individually or in the aggregate have an adverse effect on our financial condition and that of our subsidiaries taken as a whole or would adversely affect our ability to perform our obligations under the exchange notes or which are otherwise material in the context of the issue of the exchange notes, and, to the best of our knowledge, no such actions, suits or proceedings are threatened.

5. Except as described in this prospectus, since December 31, 2009, there has been no change (or any development or event involving a prospective change of which we are or might reasonably be expected to be aware) which is materially adverse to our financial condition and that of our subsidiaries taken as a whole.

6. Mancera, S.C., a Member Practice of Ernst & Young Global, independent registered public accounting firm, has agreed to the incorporation by reference of its report in this prospectus in the form and context in which it is included in our 2009 Form 20-F.

7. For so long as any of the exchange notes are outstanding and admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market, copies of the following items in English will be available free of charge from The Bank of New York Mellon (Luxembourg) S.A., our listing agent, at its office at Vertigo Building—Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg:

•         our audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006; and

•         any related notes to these items.

During the same period, the indenture and the supplemental indenture will be available for inspection at the office of The Bank of New York Mellon (Luxembourg) S.A., in Luxembourg.  We currently publish our unaudited financial information on a quarterly basis.  We do not prepare non-consolidated financial statements.  We will, for so long as the exchange notes are admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, maintain a paying agent in New York as well as in Luxembourg.

8. Copies of our constitutive documents are available at the office of The Bank of New York Mellon (Luxembourg) S.A., the paying agent in Luxembourg.

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9. Coca-Cola FEMSA, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized in Mexico under the Mexican Companies Law (Ley General de Sociedades Mercantiles) and the Mexican Securities Law. We were incorporated on October 30, 1991.  Our principal executive offices are located at Guillermo González Camarena No. 600, Col. Centro de Ciudad Santa Fé, Delegación Álvaro Obregón, 01210México, D.F., México.  We are registered with the Public Registry of Commerce (Registro Público de Comercio) of Monterrey, Nuevo León, Mexico, on November 22, 1991 under the number 2986, folio 171, volume 365, third book of the Commerce Section.

10. The trustee for the exchange notes will be The Bank of New York Mellon, having its office at 101 Barclay Street, Floor 4 East, New York, New York 10286.  The terms and conditions of our appointment of The Bank of New York Mellon as trustee, including the terms and conditions under which The Bank of New York Mellon may be replaced as trustee, are contained in the indenture and the supplemental indenture available for inspection at the offices of The Bank of New York Mellon and The Bank of New York Mellon (Luxembourg) S.A.

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ISSUER

Coca-Cola FEMSA, S.A.B. de C.V.

Guillermo González Camarena No. 600

Centro de Ciudad Santa Fé

01210 México, D.F.

México

TRUSTEE, REGISTRAR, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon
101 Barclay Street, Floor 4 East
New York, New York 10286

United States

LUXEMBOURG LISTING AGENT, PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon (Luxembourg) S.A.
Vertigo Building—Polaris
2-4 rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE ISSUER

As to United States Law	As to Mexican Law
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	Carlos Díaz General Counsel Coca-Cola FEMSA, S.A.B. de C.V. Guillermo González Camarena No. 600 Centro de Ciudad Santa Fé 01210 México, D.F. México

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mancera, S.C.
(A Member Practice of Ernst & Young Global)
Antara Polanco
Av. Ejercito Nacional 843-B
Colonia Granada
11520 México, D.F.

México

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. The shareholders and the board of directors of each registrant has also expressly determined that such registrant will indemnify its directors and officers against any liability they might incur in connection with the offering of the debt securities.

Item 21.  Exhibits.

3.1

Amended and restated bylaws (Estatutos Sociales) of Coca-Cola FEMSA, S.A.B. de C.V., approved April 14, 2010 (English translation) (incorporated by reference to Exhibit 1.1 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

4.1

Indenture dated as of February 5, 2010 among Coca-Cola FEMSA, S.A.B. de C.V., and The Bank of New York Mellon (incorporated by reference to Exhibit 2.2 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

4.2

Supplemental Indenture dated as of February 5, 2010 among Coca-Cola FEMSA, S.A.B. de C.V., and The Bank of New York Mellon and the Bank of New York Mellon (Luxembourg) S.A. (incorporated by reference to Exhibit 2.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

4.3	Form of Exchange Note (included in the indenture filed as Exhibit 4.1)
4.4	Registration Rights Agreement dated as of February 5, 2010, among Coca-Cola FEMSA, S.A.B. de C.V. and Banc of America Securities LLC and Goldman, Sachs & Co.
4.5

Deposit Agreement, dated as of September 1, 1993, among Coca-Cola FEMSA, the Bank of New York, as Depositary, and Holders and Beneficial Owners of American Depository Receipts (incorporated by reference to Exhibit 3.5 to the Registration Statement of FEMSA on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the exchange notes.
5.2	Opinion of Carlos Díaz as to the validity of the exchange notes.
10.1

Amended and Restated Shareholders Agreement dated as of July 6, 2002, by and among CIBSA, Emprex, The Coca-Cola Company and Inmex, (incorporated by reference to Exhibit 4.13 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 27, 2003 (File No. 1-12260)).

10.2

Amendment, dated May 6, 2003, to the Amended and Restated Shareholders Agreement, dated as of July 6, 2002, among CIBSA, Emprex, The Coca-Cola Company, Inmex, Atlantic Industries, Dulux CBAI 2003 B.V. and Dulux CBEXINMX 2003 B.V. (incorporated by reference to Exhibit 4.14 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 27, 2003 (File No. 1-12260)).

10.3

Second Amendment, dated as of February 1, 2010, to the to the Amended and Restated Shareholders Agreement, dated as of July 6, 2002, by and among CIBSA, Emprex, The Coca-Cola Company, Inmex and Dulux CBAI 2003 B.V. (incorporated by reference to Exhibit 4.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

10.4

Amended and Restated Bottler Agreement, dated June 21, 2003, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the valley of Mexico (incorporated by reference to Exhibit 4.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 5, 2004 (File No. 1-12260)).

10.5

Supplemental Agreement, dated June 21, 1993, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the valley of Mexico (with English translation) (incorporated by reference to Exhibit 10.3 to Coca-Cola FEMSA’s Registration Statement on Form F-1 filed on August 13, 1993 (File No. 333-67380)).

10.6

Amended and Restated Bottler Agreement, dated June 21, 2003, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the southeast of Mexico (incorporated by reference to Exhibit 4.5 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 5, 2004 (File No. 1-12260)).

10.7

Supplemental Agreement, dated June 21, 1993, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the southeast of Mexico (with English translation) (incorporated by reference to Exhibit 10.4 to Coca-Cola FEMSA’s Registration Statement on Form F-1 filed on August 13, 1993 (File No. 333-67380)).

10.8

Bottler Agreement and Side Letter dated June 1, 2005, between Panamco Golfo, S.A. de C.V.  and The Coca−Cola Company with respect to operations in Golfo, Mexico (English translation) (incorporated by reference to Exhibit 4.7 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 18, 2006 (File No. 1-12260)).

10.9

Bottler Agreement and Side Letter dated June 1, 2005, between Panamco Baijo, S.A. de C.V., and The Coca-Cola Company with respect to operations in Baijo, Mexico (English translation) (incorporated by reference to Exhibit 4.8 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 18, 2006 (File No. 1-12260)).

10.10

Bottler Agreement, dated August 22, 1994, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in Argentina (with English translation) (incorporated by reference to Exhibit 10.1 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 30, 1995 (File No. 1-12260)).

10.11

Supplemental Agreement, dated August 22, 1994, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in Argentina (with English translation) (incorporated by reference to Exhibit 10.2 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 30, 1995 (File No. 1-12260)).

10.12

Amendments, dated May 17 and July 20, 1995, to Bottler Agreement and Letter of Agreement, dated August 22, 1994, each with respect to operations in Argentina, between Coca-Cola FEMSA and The Coca-Cola Company (with English translation) (incorporated by reference to Exhibit 10.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.13

Bottler Agreement, dated December 1, 1995, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in SIRSA (with English translation) (incorporated by reference to Exhibit 10.4 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.14

Supplemental Agreement, dated December 1, 1995, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in SIRSA (with English translation) (incorporated by reference to Exhibit 10.6 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.15

Amendment, dated February 1, 1996, to Bottler Agreement between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in SIRSA, dated December 1, 1995 (with English translation) (incorporated by reference to Exhibit 10.5 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.16

Amendment, dated May 22, 1998, to Bottler Agreement with respect to the former SIRSA territory, dated December 1, 1995, between Coca-Cola FEMSA and The Coca-Cola Company (with English translation) (incorporated by reference to Exhibit 4.12 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 20, 2001 (File No. 1-12260)).

10.17

Coca-Cola Tradename License Agreement dated June 21, 1993, between Coca-Cola FEMSA and The Coca-Cola Company (with English translation) (incorporated by reference to Exhibit 10.40 to FEMSA’s Registration Statement on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

10.18

Amendment to the Trademark License Agreement, dated December 1, 2002, entered by and among Administración de Marcas S.A. de C.V., as proprietor, and The Coca-Cola Export Corporation Mexico branch, as licensee (incorporated by reference to Exhibit 10.3 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.19

Trademark Sub-License Agreement, dated January 4, 2003, entered by and among Panamco Golfo S.A. de C.V., as licensor, and The Coca-Cola Company, as licensee (incorporated by reference to Exhibit 10.6 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.20

Trademark Sub-License Agreement, dated January 4, 2003, entered by and among Panamco Bajio S.A. de C.V., as licensor, and The Coca-Cola Company, as licensee (incorporated by reference to Exhibit 10.7 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.21

Supply Agreement dated June 21, 1993, between Coca-Cola FEMSA and FEMSA Empaques, (incorporated by reference to Exhibit 10.7 to Coca-Cola FEMSA’s Registration Statement on Form F-1 filed on August 13, 1993 (File No. 333-67380)).

10.22

Supply Agreement dated April 3, 1998, between ALPLA Fábrica de Plásticos, S.A. de C.V.  and Industria Embotelladora de México, S.A. de C.V. (with English translation) (incorporated by reference to Exhibit 4.18 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on July 1, 2002 (File No. 1-12260)).*

10.23

Services Agreement, dated November 7, 2000, between Coca-Cola FEMSA and FEMSA Logística (with English translation) (incorporated by reference to Exhibit 4.15 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 20, 2001 (File No. 1-12260)).

10.24

Promotion and Non-Compete Agreement, dated March 11, 2003, entered by and among The Coca-Cola Export Corporation Mexico branch and Panamco Bajio S.A. de C.V. (with English translation) (incorporated by reference to Exhibit 10.8 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.25

Promotion and Non-Compete Agreement, dated March 11, 2003, entered by and among The Coca-Cola Export Corporation Mexico branch and Panamco Golfo S.A. de C.V. (with English translation) (incorporated by reference to Exhibit 10.9 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.26

Memorandum of Understanding, dated as of March 11, 2003, by and among Panamco, as seller, and The Coca-Cola Company, as buyer (incorporated by reference to Exhibit 10.14 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.27

The Coca-Cola Company memorandum, to Steve Heyer from José Antonio Fernández, dated December 22, 2002 (incorporated by reference to Exhibit 10.1 to FEMSA’s Registration Statement on Amendment No. 1 to the Form F-3 filed on September 20, 2004 (File No. 333-117795)).

12.1	Calculation of ratios of earnings to fixed charges.
21.1	Significant subsidiaries.
23.1	Consent of Mancera, S.C.
23.2	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C..
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
23.4	Consent of Carlos Díaz (included in Exhibit 5.2).
24.1	Powers of attorney (included in the signature pages of this registration statement).
25.1	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon.
99.1	Form of Letter of Transmittal for Exchange Notes.
99.2	Form of Notice of Guaranteed Delivery for Exchange Notes.
99.3	Form of Letter to Registered Holders.
99.4	Form of Instructions to Registered Holder from Beneficial Owner.
99.5	Form of Letter to Clients.
99.6	Form of Exchange Agent Agreement.
II-1

*  Portions of Exhibit 10.22 were omitted pursuant to a request for confidential treatment.  Such omitted portions were filed separately with the Securities and Exchange Commission.

Omitted from the exhibits filed with this annual report are certain instruments and agreements with respect to long-term debt of Coca-Cola FEMSA, none of which authorizes securities in a total amount that exceeds 10% of the total assets of Coca-Cola FEMSA.  We hereby agree to furnish to the SEC copies of any such omitted instruments or agreements as the SEC requests.

 (b)          Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable, or the information is included in the financial statements or notes thereto.

(c)           Not applicable.

Item 22.  Undertakings.

(a)         The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)         To reflect in the prospectus any facts arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

5.           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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8.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

9.           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

10.        The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.  The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

II-4

SIGNATURES OF COCA-COLA FEMSA, S.A.B. de C.V.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on July 15, 2010.

COCA-COLA FEMSA, S.A.B. DE C.V.
By:/s/ Carlos Luis Díaz Sáenz
Name: Carlos Luis Diaz Sáenz
Title: General Counsel
By:/s/ Ian Marcel Craig García
Name: Ian Marcel Craig García
Title: Corporate Finance and Treasury Director

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints any two of Héctor Treviño Gutiérrez, Javier Eduardo Dávila Parás, Ian Marcel Craig García and Carlos Luis Díaz Sáenz or any more of them acting jointly his true and lawful attorneys-in-fact for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto them said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on July 15, 2010 in respect of Coca-Cola FEMSA, S.A.B. de C.V.

Signature	Title
/s/ Carlos Salazar Lomelín
Carlos Salazar Lomelín	Chief Executive Officer and Member of the Board of Directors
/s/ Héctor Treviño Gutiérrez
Héctor Treviño Gutiérrez	Chief Financial and Administrative Officer
/s/ Javier Eduardo Dávila Parás
Javier Eduardo Dávila Parás	Controller
/s/ José Antonio Fernández Carbajal
José Antonio Fernández Carbajal	Chairman of the Board of Directors
/s/ Alfonso Garza Garza
Alfonso Garza Garza	Member of the Board of Directors
/s/ José Luis Cutrale
José Luis Cutrale	Member of the Board of Directors

Ricardo Guajardo Touché	Member of the Board of Directors

Paulina Garza Lagüera Gonda	Member of the Board of Directors
/s/ Federico Reyes García
Federico Reyes García	Member of the Board of Directors
/s/ Javier Astaburuaga Sanjines
Javier Astaburuaga Sanjines	Member of the Board of Directors
/s/ Alfonso González Migoya
Alfonso González Migoya	Member of the Board of Directors
/s/ Daniel Servitje Montull
Daniel Servitje Montull	Member of the Board of Directors
/s/ Enrique F. Senior Hernández
Enrique F. Senior Hernández	Member of the Board of Directors

Gary Fayard	Member of the Board of Directors
/s/ Irial Finan
Irial Finan	Member of the Board of Directors
/s/ Charles H. McTier
Charles H. McTier	Member of the Board of Directors

Barbara Garza Lagüera Gonda	Member of the Board of Directors
/s/ Alexis Rovzar de la Torre
Alexis Rovzar de la Torre	Member of the Board of Directors
/s/ José Manuel Canal Hernando
José Manuel Canal Hernando	Member of the Board of Directors
/s/ Francisco Zambrano Rodríguez
Francisco Zambrano Rodríguez	Member of the Board of Directors
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Signature of Authorized Representative of Coca-Cola FEMSA, S.A.B. de C.V.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Coca-Cola FEMSA, S.A.B. de C.V., has signed this registration statement or amendment thereto, as the case may be, in the City of Newark, State of Delaware, on July 15, 2010.

Signature	Title
/s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi

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Exhibit Index

3.1

Amended and restated bylaws (Estatutos Sociales) of Coca-Cola FEMSA, S.A.B. de C.V., approved April 14, 2010 (English translation) (incorporated by reference to Exhibit 1.1 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

4.1

Indenture dated as of February 5, 2010 among Coca-Cola FEMSA, S.A.B. de C.V., and The Bank of New York Mellon (incorporated by reference to Exhibit 2.2 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

4.2

Supplemental Indenture dated as of February 5, 2010 among Coca-Cola FEMSA, S.A.B. de C.V., and The Bank of New York Mellon and the Bank of New York Mellon (Luxembourg) S.A. (incorporated by reference to Exhibit 2.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

4.3	Form of Exchange Note (included in the indenture filed as Exhibit 4.1)
4.4	Registration Rights Agreement dated as of February 5, 2010, among Coca-Cola FEMSA, S.A.B. de C.V. and Banc of America Securities LLC and Goldman, Sachs & Co.
4.5

Deposit Agreement, dated as of September 1, 1993, among Coca-Cola FEMSA, the Bank of New York, as Depositary, and Holders and Beneficial Owners of American Depository Receipts (incorporated by reference to Exhibit 3.5 to the Registration Statement of FEMSA on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the exchange notes.
5.2	Opinion of Carlos Díaz as to the validity of the exchange notes.
10.1

Amended and Restated Shareholders Agreement dated as of July 6, 2002, by and among CIBSA, Emprex, The Coca-Cola Company and Inmex, (incorporated by reference to Exhibit 4.13 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 27, 2003 (File No. 1-12260)).

10.2

Amendment, dated May 6, 2003, to the Amended and Restated Shareholders Agreement, dated as of July 6, 2002, among CIBSA, Emprex, The Coca-Cola Company, Inmex, Atlantic Industries, Dulux CBAI 2003 B.V. and Dulux CBEXINMX 2003 B.V. (incorporated by reference to Exhibit 4.14 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 27, 2003 (File No. 1-12260)).

10.3

Second Amendment, dated as of February 1, 2010, to the to the Amended and Restated Shareholders Agreement, dated as of July 6, 2002, by and among CIBSA, Emprex, The Coca-Cola Company, Inmex and Dulux CBAI 2003 B.V. (incorporated by reference to Exhibit 4.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 10, 2010 (File No. 1-12260)).

10.4

Amended and Restated Bottler Agreement, dated June 21, 2003, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the valley of Mexico (incorporated by reference to Exhibit 4.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 5, 2004 (File No. 1-12260)).

10.5

Supplemental Agreement, dated June 21, 1993, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the valley of Mexico (with English translation) (incorporated by reference to Exhibit 10.3 to Coca-Cola FEMSA’s Registration Statement on Form F-1 filed on August 13, 1993 (File No. 333-67380)).

10.6

Amended and Restated Bottler Agreement, dated June 21, 2003, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the southeast of Mexico (incorporated by reference to Exhibit 4.5 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 5, 2004 (File No. 1-12260)).

10.7

Supplemental Agreement, dated June 21, 1993, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in the southeast of Mexico (with English translation) (incorporated by reference to Exhibit 10.4 to Coca-Cola FEMSA’s Registration Statement on Form F-1 filed on August 13, 1993 (File No. 333-67380)).

10.8

Bottler Agreement and Side Letter dated June 1, 2005, between Panamco Golfo, S.A. de C.V.  and The Coca-Cola Company with respect to operations in Golfo, Mexico (English translation) (incorporated by reference to Exhibit 4.7 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 18, 2006 (File No. 1-12260)).

10.9

Bottler Agreement and Side Letter dated June 1, 2005, between Panamco Baijo, S.A. de C.V., and The Coca-Cola Company with respect to operations in Baijo, Mexico (English translation) (incorporated by reference to Exhibit 4.8 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on April 18, 2006 (File No. 1-12260)).

10.10

Bottler Agreement, dated August 22, 1994, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in Argentina (with English translation) (incorporated by reference to Exhibit 10.1 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 30, 1995 (File No. 1-12260)).

10.11

Supplemental Agreement, dated August 22, 1994, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in Argentina (with English translation) (incorporated by reference to Exhibit 10.2 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 30, 1995 (File No. 1-12260)).

10.12

Amendments, dated May 17 and July 20, 1995, to Bottler Agreement and Letter of Agreement, dated August 22, 1994, each with respect to operations in Argentina, between Coca-Cola FEMSA and The Coca-Cola Company (with English translation) (incorporated by reference to Exhibit 10.3 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.13

Bottler Agreement, dated December 1, 1995, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in SIRSA (with English translation) (incorporated by reference to Exhibit 10.4 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.14

Supplemental Agreement, dated December 1, 1995, between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in SIRSA (with English translation) (incorporated by reference to Exhibit 10.6 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.15

Amendment, dated February 1, 1996, to Bottler Agreement between Coca-Cola FEMSA and The Coca-Cola Company with respect to operations in SIRSA, dated December 1, 1995 (with English translation) (incorporated by reference to Exhibit 10.5 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 28, 1996 (File No. 1-12260)).

10.16

Amendment, dated May 22, 1998, to Bottler Agreement with respect to the former SIRSA territory, dated December 1, 1995, between Coca-Cola FEMSA and The Coca-Cola Company (with English translation) (incorporated by reference to Exhibit 4.12 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 20, 2001 (File No. 1-12260)).

10.17

Coca-Cola Tradename License Agreement dated June 21, 1993, between Coca-Cola FEMSA and The Coca-Cola Company (with English translation) (incorporated by reference to Exhibit 10.40 to FEMSA’s Registration Statement on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

10.18

Amendment to the Trademark License Agreement, dated December 1, 2002, entered by and among Administración de Marcas S.A. de C.V., as proprietor, and The Coca-Cola Export Corporation Mexico branch, as licensee (incorporated by reference to Exhibit 10.3 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.19

Trademark Sub-License Agreement, dated January 4, 2003, entered by and among Panamco Golfo S.A. de C.V., as licensor, and The Coca-Cola Company, as licensee (incorporated by reference to Exhibit 10.6 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.20

Trademark Sub-License Agreement, dated January 4, 2003, entered by and among Panamco Bajio S.A. de C.V., as licensor, and The Coca-Cola Company, as licensee (incorporated by reference to Exhibit 10.7 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.21

Supply Agreement dated June 21, 1993, between Coca-Cola FEMSA and FEMSA Empaques, (incorporated by reference to Exhibit 10.7 to Coca-Cola FEMSA’s Registration Statement on Form F-1 filed on August 13, 1993 (File No. 333-67380)).

10.22

Supply Agreement dated April 3, 1998, between ALPLA Fábrica de Plásticos, S.A. de C.V.  and Industria Embotelladora de México, S.A. de C.V. (with English translation) (incorporated by reference to Exhibit 4.18 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on July 1, 2002 (File No. 1-12260)).*

10.23

Services Agreement, dated November 7, 2000, between Coca-Cola FEMSA and FEMSA Logística (with English translation) (incorporated by reference to Exhibit 4.15 to Coca-Cola FEMSA’s Annual Report on Form 20-F filed on June 20, 2001 (File No. 1-12260)).

10.24

Promotion and Non-Compete Agreement, dated March 11, 2003, entered by and among The Coca-Cola Export Corporation Mexico branch and Panamco Bajio S.A. de C.V. (with English translation) (incorporated by reference to Exhibit 10.8 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.25

Promotion and Non-Compete Agreement, dated March 11, 2003, entered by and among The Coca-Cola Export Corporation Mexico branch and Panamco Golfo S.A. de C.V. (with English translation) (incorporated by reference to Exhibit 10.9 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.26

Memorandum of Understanding, dated as of March 11, 2003, by and among Panamco, as seller, and The Coca-Cola Company, as buyer (incorporated by reference to Exhibit 10.14 of Panamco’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 1-12290)).

10.27

The Coca-Cola Company memorandum, to Steve Heyer from José Antonio Fernández, dated December 22, 2002 (incorporated by reference to Exhibit 10.1 to FEMSA’s Registration Statement on Amendment No. 1 to the Form F-3 filed on September 20, 2004 (File No. 333-117795)).

12.1	Calculation of ratios of earnings to fixed charges.
21.1	Significant subsidiaries.
23.1	Consent of Mancera, S.C.
23.2	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C..
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
23.4	Consent of Carlos Díaz (included in Exhibit 5.2).
24.1	Powers of attorney (included in the signature pages of this registration statement).
25.1	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon.
99.1	Form of Letter of Transmittal for Exchange Notes.
99.2	Form of Notice of Guaranteed Delivery for Exchange Notes.
99.3	Form of Letter to Registered Holders.
99.4	Form of Instructions to Registered Holder from Beneficial Owner.
99.5	Form of Letter to Clients.
99.6	Form of Exchange Agent Agreement.
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*  Portions of Exhibit 10.22 were omitted pursuant to a request for confidential treatment.  Such omitted portions were filed separately with the Securities and Exchange Commission.

Omitted from the exhibits filed with this annual report are certain instruments and agreements with respect to long-term debt of Coca-Cola FEMSA, none of which authorizes securities in a total amount that exceeds 10% of the total assets of Coca-Cola FEMSA.  We hereby agree to furnish to the SEC copies of any such omitted instruments or agreements as the SEC requests.

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